ASSET PURCHASE AGREEMENT
                          by and among
              HARRIS ADACOM NETWORK SERVICES, INC.
                HARRIS ADACOM CORPORATION, B.V.
                              and
                      GENICOM CORPORATION



                     Dated 23 February 1995














                       TABLE OF CONTENTS



RECITALS                                                        1

          Section 1.  Definitions                               1

          Section 2.  Transfer of Assets                        4

          (a)  Cash, Accounts
               Receivable and Notes Receivable                  4
          (b)  Real Estate Leases                               4
          (c)  Customer Contracts                               5
          (d)  License and Royalty Agreements                   5
          (e)  Agency Agreements                                5
          (f)  Contracts                                        5
          (g)  Furnishings, Furniture and Fixtures              5
          (h)  Equipment                                        5
          (i)  Inventory, Service Parts and Supplies            5
          (j)  Intangibles                                      5
          (k)  Business and Technical Data                      6
          (l)  Harris Adacom Inc                                6
          (m)  Residual Property                                6

          Section 3.  Assets Not Transferred                    6

          Section 4.  Assumed Liabilities, Administration of
                 Existing UCC-1 Liens and Permitted
                 Encumbrances                                   7

          Section 5.  Amount of Purchase Price                  8

          Section 6.  Accounts and Notes Receivable             9

          Section 7.  Adjustment to Purchase Price              9

          Section 8.  Payment of Purchase Price                10

          (a)  Cash Paid At Closing                            10
          (b)  Assumption of Assumed Liabilities               11
          (c)  Seller's Note                                   11
          (d)  Limited Right
               to Not Make Payment Directly to Seller          11
          (e)  Non-Resident Clearance Certificate              12

          Section 9.   Escrow Provisions                       12

          Section 10.  Allocation of Purchase Price            13

          Section 11.  Representations, Warranties and
                  Agreements Regarding Seller's Employees      13
          Section 12.  Contracts Requiring Consent of  Other
                       Party to Contract and Other Matters
                       Related to Contracts                    14

          Section 13.  Instruments  of  Conveyance   and
                       Transfer to Buyer                       15

          Section  14.  Continuing Covenants of  Seller  and
                        HACBV                                  16

          Section 15.  Closing                                 17

          Section 16.  Documents Delivered at Closing          17

          Section 17.  Conduct of Business Pending Closing     21

          Section 18.  Conditions Precedent to Obligation  of
                       Buyer                                   23

          Section 19.  Conditions Precedent to Obligations
                       of Seller                               24

          Section 20.  Representations and  Warranties  of
                       Seller                                  24
          (a)  Organization                                    24
          (b)  Authority Relative to this Agreement            25
          (c)  Title to Assets                                 26
          (d)  October and December Balance Sheets             26
          (e)  Absence of Undisclosed Liabilities              26
          (f)  Absence of Certain Changes or Events            27
          (g)  Properties, Contracts and Personnel Data        28
          (h)  Defaults                                        29
          (i)  Compliance with Laws                            29
          (j)  Pending Matters                                 30
          (k)  Employee Benefit Plans                          31
          (l)  Labor Matters                                   32
          (m)  Right to Vote Stock                             32
          (n)  Harris Adacom Inc. (Canada)                     33
          (p)  No Breach or Violation                          34
          (q)  Governmental Authority                          34
          (r)  Third Party Consents                            34
          (s)  Completeness of Assets                          34
          (t)  Condition of Tangible Assets                    35
          (u)  Condition of Intangible Assets                  35
          (v)  No Other Agreements                             35
          (w)  Inventories                                     35
          (x)  Accounts                                        36
          (y)  Powers of Attorney                              36
          (z)  Contracts and Commitments                       37
          (aa) Transactions With Affiliates                    38
          (cc) Intellectual Property                           40
          (dd) Insurance                                       41
          (ee) Seller's Financial Statements                   41
          (ff) Environmental Matters                           41
          (gg) Seller's 1995 Plan                              42
          (hh) Arms's Length Transaction                       43
          (ii) Warranties                                      43
          (jj) Full Disclosure                                 43

          Section  21.   Representations and  Warranties  of
          HACBV                                                43
          (a)  Organization                                    43
          (b)  Authority Relative to this Agreement            44
          (c)  Right to Vote Stock                             44
          (d)  No Other Agreements                             44
          (e)  Arm's Length Transaction                        45

          Section  22.   Representations and  Warranties  by
          Buyer                                                45
          (a)  Organization                                    45
          (b)  Authority Relative to this Agreement            45
          (c)  No Breach or Violation                          45
          (d)  Full Disclosure                                 45
          (e)  Pending Matters                                 45

          Section 23.  Survival of Representations and
          Warranties                                           46

          Section 24.  Risk of Loss                            46

          Section 25.  Seller's Taxes                          47

          Section 26.  Indemnification by Seller and HACBV     47

          Section 27.  Indemnification by Buyer                48

          Section 28.  Third Party Claims                      49

          Section 29.  Expenses of Transaction                 50

          Section 30.  Brokers                                 50

          Section 31.  Access to Books and Records             50

          Section 32.  Investigation by Buyer                  51

          Section 33.  Publicity                               51

          Section 34.  Exhibits                                51

          Section 35.  Notices                                 51

          Section 36.  Attorney's Fees                         51

          Section 37.  Deposits                                52
          Section 38.  Multiple Originals                      52

          Section 39.  Parties in Interest                     52

          Section 40.  Merger Clause                           52

          Section 41.  Applicable Law and Venue                52

          Section 42.  Construction                            52



Annexes

1         Form of Assumption Agreement.

2         Form of Seller's Note.

3         Form of Escrow Agreement.

4         Form of Bill of Sale and Assignment.

5         [intentionally left blank]

6         Form of Assignment of Intellectual Property Rights.

7         Form of Opinion of Buyer's Counsel.

8         Form of Opinion of Seller's Counsel.

9 Form of Certificate of Officers of Seller, HACBV and HAI.

10        Form of Release by Directors and Officers of HAI.




                    ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (the "Agreement") is entered into on this 23rd day of February, 1995 by and among (i) HARRIS ADACOM NETWORK SERVICES, INC., a Delaware corporation, with principal offices located at 1100 Venture Court, Carrollton, Texas 75006 (referred to herein as the "Seller"), (ii) HARRIS ADACOM CORPORATION, B.V., a corporation formed under the laws of the Netherlands with principal offices located in care of Rutger
J. Schimmelpenninck, Boekel de Neree, Advocates, Postbus 2508, 1000 CM Amsterdam, The Netherlands and the sole shareholder and having the sole right to vote the stock of the Seller (referred to herein as "HACBV") and (iii) GENICOM CORPORATION, a Delaware corporation, with principal offices located at 14800 Conference Center Drive, Suite 400, Chantilly, Virginia 22021 (referred to herein as the "Buyer").


                           RECITALS:

      A. The Seller is engaged in the business of providing computer network services, maintenance and related sales to business and governmental entities.

      B. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, substantially all of the assets comprising the Seller's business, but only as set forth in more detail in this Agreement; and

      C. The Seller has heretofore delivered to Buyer on the date hereof a letter dated as of the date hereof, setting forth certain disclosures and other matters required by this Agreement and specifying the section or sections hereof making reference to such disclosures and other matters (the "Seller's Letter").

      D. HACBV owns beneficially, and of record, all of the issued and outstanding shares of the Seller's stock, and has consented to the sale of the Seller's assets to the Buyer.

     NOW, THEREFORE, Know All Men By These Presents, that for and in consideration of the premises and the respective agreements hereinafter set forth, the Seller, HACBV and Buyer hereby agree, covenant, warrant and represent as follows:

     Section 1. Definitions. For purposes of this Agreement the following terms shall have the indicated meaning:

     "Agreement" shall mean this Asset Purchase Agreement.

     "Assumed Liabilities" shall mean (i) the liabilities accruing from and after Closing under each and every Assigned Contract (excluding claims asserted after Closing with respect to breaches of or defaults under any Assigned Contracts before Closing, or otherwise relating to actions or omissions before Closing with respect to any Assigned Contracts, except to the extent that any such claim is represented by a line item on, and quantified on, the Exhibit referred to in clause (ii) below), and (ii) the liabilities of the Seller, as of the Closing Date, as represented by the line items therefor on Exhibit 1 (a) to the Seller's Letter. For the avoidance of doubt, and without limitation, the Excluded Liabilities shall not be assumed by the Buyer, and are not included in the term "Assumed Liabilities."

     "Assigned Contracts" shall mean all of the contracts, agreements, leases and other agreements described in Section 2 (b), (c), (d), (e) and (f), excluding Employment Agreements.
     "Bad  Receivables"  shall  have the  meaning  set  forth  in
     Section 6.

     "Business" shall mean all of the business operations of the Seller and HAI.

     "Buyer's Loan" shall mean the $1,000,000 loan made by the Buyer to the Seller on or about December 27, 1994 as evidenced by that one certain Secured Promissory Note, Security Agreement and Financing Statement dated on or about December 27, 1994.

     "Closing" shall mean the closing of the Transaction.

     "Closing Date" shall mean the actual date on which the Closing occurs.

     "Closing Date Balance Sheet" shall mean the Consolidated Balance Sheet of Harris Adacom Network Services, Inc. and Harris Adacom Inc. as of the Closing Date included in the Closing Date Financial Statements, excluding (i) the Excluded Liabilities and (ii) the Excluded Assets.

     "Closing Date Financial Statements" shall mean the Consolidated Financial Statements of Seller and HAI for the period commencing January 1, 1994 and ending on the Closing Date, audited by and accompanied by the unqualified audit opinion of Deloitte & Touche, which shall be prepared on the same basis and applying GAAP consistently as in the preparation of the December Balance Sheet .

     "December Balance Sheet" shall mean the Consolidated Balance
     Sheet of Seller and HAI as of December 31, 1994 attached  as
     Exhibit 20(d) to the Seller's Letter.

     "Disputed  Adjustment" shall have the meaning set  forth  in
     Section 7(d).

     "Employment Agreements" shall mean any and all contracts or agreements of employment, written or oral, between Seller and any person and such definition shall include Local Union No. 134 International Brotherhood of Electrical Workers, AFL-
     CIO   effective  8.27.92  through  8.16.95.  and  any  other
     collective bargaining agreement to which Seller is a party.

     "Escrow Agent" shall mean the escrow agent under the  Escrow
     Agreement.

     "Escrow  Agreement"  shall have the  meaning  set  forth  in
     Section 9.

     "Excluded  Assets"  shall  have the  meaning  set  forth  in
     Section 3.

     "Excluded Liabilities" shall mean any and all liabilities with respect to (a) federal and state income and capital gains taxes; (b) state sales and use taxes incurred prior to, or relating to sales occurring or services provided prior to, January 1, 1995, provided that the due date for the payment is prior to the Closing Date; (c) Seller's stock options; (d) liabilities relating to the matters listed on
     Exhibit 20(j) to the Seller's Letter and (e) costs incurred by Seller and HAI in connection with the Transaction.

     "HAI" or "Harris Adacom Inc." shall mean Harris Adacom Inc., a corporation formed under the laws of the province of Ontario, Canada, which is a wholly owned subsidiary of the Seller.

     "HAI Assets" shall mean all of the assets used by HAI in the conduct of its business, or otherwise included as HAI's assets in the preparation of the October Balance Sheet, the December Balance Sheet, and the Closing Date Balance Sheet.

     "HAI  Contracts" shall have the meaning set forth in Section
     20(g)(2).

     "HAI  Shares"  shall have the meaning set forth  in  Section
     20(n).

     "Intellectual Property" shall have the meaning set forth  in
     Section 20(cc).

     "January Balance Sheet" shall mean the Consolidated  Balance
     Sheet of Seller and HAI as of January 31, 1995.

     "Liquidated Third Party Claim" shall mean a claim by a third party which shall be asserted against Genicom after Closing, alleging ownership of or an interest in any of the Assets, or lack of authority (including inadequacy of consideration) of any of the Seller, HACBV or the Curators to effect the Transaction.

     "October Balance Sheet" shall mean the Consolidated  Balance
     Sheet  of Seller and HAI as of October 31, 1994 attached  as
     Exhibit 20(d) to the Seller's Letter.

     "PBGC" shall mean the Pension Benefits Guaranty Corporation.

     "Permitted Encumbrances" shall have the meaning set forth in
     Section 4(f).

     "Special Liabilities" shall mean any and all liabilities accruing on or prior to Closing with respect to Seller's (a) federal, state, and local payroll taxes and other employee payroll deductions, (b) payments due to employees with respect to base wages or salary, commissions, benefits (other than accrued vacation for employees who are employed by Genicom effective 12:01 a.m. on March 1, 1995) and severance accrued on the January Balance Sheet, (c) the accrued vacation amounts as reflected on the books of the Seller for those employees of the Seller who are not employed by Genicom effective 12:01 a.m. on March 1, 1995 and (d) employee expense reimbursements.

     "Transaction" shall mean the sale and purchase transaction contemplated by this Agreement.

     "Total Equity" shall mean the consolidated total equity of the Seller and HAI as stated on the Closing Date Balance
     Sheet.

      Section 2. Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign and convey unto Buyer and Buyer agrees to accept the sale, transfer, assignment and conveyance from Seller of all the assets, properties, Assigned Contracts, agreements, rights, privileges and interests of the Seller, excluding only the Excluded Assets expressly listed and quantified on Exhibit 3 to the Seller's Letter and Employment Agreements (such assets sold to Buyer are collectively referred to herein as the "Assets"). The Assets are set forth in more detail and description as follows:

     (a) Cash, Accounts Receivable and Other Receivables At the Closing the Seller will assign, transfer and sell to Buyer, without recourse but subject to the reduction provision for non-collection set forth below, all of Seller's cash, accounts receivable and other receivables existing at the time of Closing; provided that the Seller shall be entitled to retain the cash necessary to pay the Special Liabilities as described in Section 17(m). For point of reference the December 31, 1994 balances of such items are described in
     Exhibit 2(a) to the Seller's Letter. Buyer acknowledges that Seller is not, in any way, guaranteeing or assuring the collection of accounts receivable or other receivables conveyed to Buyer pursuant to this Agreement and that Buyer bears all risk of collection of same, except to the extent that the non-collection of such receivables will result in a reduction in the Purchase Price to the extent and in the manner described in Section 6 hereof.

     (b) Real Estate Leases. At the Closing the Seller will assign, transfer and sell to Buyer all of its real estate leases as described on Exhibit 2(b) to the Seller's Letter, and any entered into after December 31, 1994.

     (c) Customer Contracts. At the Closing the Seller will assign, transfer and sell to Buyer all of its customer contracts as described on Exhibit 2(c) to the Seller's
     Letter, and any entered into after December 31, 1994.

     (d) License and Royalty Agreements. At the Closing the Seller will assign, transfer and sell to Buyer all of its license and royalty agreements as described on Exhibit 2(d) to the Seller's Letter, and any entered into after December 31, 1994.

     (e) Agency Agreements. At the Closing the Seller will assign, transfer and sell to Buyer all of its agency, distributorship, representation, engagement and commission agreements as described on Exhibit 2(e) to the Seller's Letter, and any entered into after December 31, 1994.

     (f) Contracts. At the Closing the Seller will assign, transfer and sell to Buyer all other contracts, agreements and understandings of any nature whatsoever (excluding Employment Agreements), including leases with respect to real property and personal property, whether written or oral, and all renewals thereof, to which the Seller is a party, or by which any of its assets or properties are bound, that are a part of or pertain or relate to the Business as described on Exhibit 2(f) of the Seller's Letter, and any entered into after December 31, 1994.

     (g) Furnishings, Furniture and Fixtures Etc. At the Closing the Seller will assign, transfer and sell to Buyer all leasehold improvements, furnishings, furniture, fixtures, equipment, machinery, vehicles and tools owned or leased by Seller and used or usable in connection with the Business as set forth more fully on Exhibit 2(g) to the Seller's Letter, and any acquired after December 31, 1994.

     (h) Rental Equipment. At the Closing the Seller will assign, transfer and sell to Buyer all rental equipment, whether owned or leased by Seller and used or usable in connection with the Business as set forth more fully on
     Exhibit 2(h) to the Seller's Letter, and any acquired after December 31, 1994.

     (i) Inventory, Service Parts and Supplies. At the Closing the Seller will assign, transfer and sell to Buyer all inventory, service parts and supplies owned by Seller and used or usable in connection with the Business as set forth more fully on Exhibit 2(i) to the Seller's Letter, and any acquired after December 31, 1994.

     (j) Intangibles. At the Closing the Seller will assign, transfer and sell to Buyer all trademarks, tradenames, service marks, copyrights and all applications therefor, software, software development rights, network systems, trade secrets, know-how, as well as all common law property rights and other intangible personal property owned by Seller or used or usable by it in connection with the Business and Intellectual Property, as set forth more fully on Exhibit 2(j) to the Seller's Letter, and any acquired after December 31, 1994.

     (k) Business and Technical Data. At the Closing the Seller will assign, transfer and sell to Buyer schematics, blueprints, engineering data, other technical information pertaining to the ownership, operation, management and administration of the Business, customer lists, sales records, books of accounts, and all files, records, and logs, all of which pertain or relate to the ownership, operation, management and administration of the Business.

     (l) Harris Adacom Inc. At the Closing the Seller will assign, transfer and sell to Buyer all of the issued and outstanding shares of stock of Harris Adacom Inc. and all of Seller's rights, titles and interests as a shareholder, creditor or otherwise in and to its Canadian subsidiary, Harris Adacom Inc. The currently issued and outstanding shares of stock of Harris Adacom Inc., all classes, are 100 common shares, and 1,881,190 preference shares, all of which are owned beneficially and of record by the Seller.

     (m) Other Property. At the Closing the Seller will assign, transfer and sell to Buyer all miscellaneous assets (other than deferred tax assets which are included on Exhibit 2(m) solely for the purposes of reconciling to the December Balance Sheet) as set forth more fully on Exhibit 2(m) to the Seller's Letter, and any acquired after December 31, 1994.

     (n) Residual Property. Except any property specifically listed on Exhibit 3 to the Seller's Letter, at the Closing the Seller will assign, transfer and sell to Buyer any and all other property and rights whether real, personal or mixed and whether tangible or intangible, owned by Seller, even though such property and rights may not be specifically described elsewhere in this Agreement or on any of the Exhibits attached hereto, or in the Seller's Letter or on any of the Exhibits attached thereto.

      Section 3. Assets Not Transferred. The Seller and the Buyer agree that those assets and properties belonging to the Seller which are set forth in more detail and description on
Exhibit 3 to the Seller's Letter (the "Excluded Assets") are not to be transferred to the Buyer and the Buyer is not purchasing same, the Seller's obligations with respect thereto will not be assumed by the Buyer, and the Excluded Assets will not be included on the Closing Date Balance Sheet. The parties hereto agree that in order for any asset or property owned, claimed or controlled by Seller, whether real, personal or mixed and whether tangible or intangible, to be an Excluded Asset, such asset or property must be described on Exhibit 3 to the Seller's Letter with sufficient detail to reasonably identify same, otherwise it is agreed that such asset or property will be conveyed to Buyer at Closing.

      Section 4.  Assumed Liabilities, Administration of Existing
UCC-1 Liens and Permitted Encumbrances.

      (a) The Buyer will, at the Closing, assume the Assumed Liabilities. Buyer covenants and agrees to pay, if, as and when due and payable, all Assumed Liabilities. Except with respect to the Assumed Liabilities, the parties hereto agree that all other obligations, debts, claims and other liabilities (referred to herein simply as "liabilities") of the Seller, including, without limitation, the Excluded Liabilities, shall remain the liabilities of the Seller, and Buyer is not assuming any of such other liabilities.

      (b) The lien represented by Financing Statement 93-129609, filed July 2, 1993 (a copy of which is attached as Exhibit 4(b) to the Seller's Letter) of which Bank of America Arizona ("BOA") is the Secured Party (as assignee of Manufacturers' Leasing Services, Inc.) (the "MLSI Lien") will not be required to be removed based upon the representation and warranty, hereby made, from the Seller to the Buyer that the property encumbered by said lien (i) is not reflected in the total equity on the October Balance Sheet or the December Balance Sheet and (ii) will not be reflected in the total equity on the January Balance Sheet or the Total Equity on the Closing Date Balance Sheet.

      (c) The lien represented by Financing Statement 94-010725, filed January 18, 1994 (a copy of which is attached as Exhibit 4(c) to the Seller's Letter) of which Norwest Financial Leasing, Inc. ("Norwest") is the Secured Party (the "Norwest Lien") will not be required to be removed based upon the representation and warranty, hereby made, from the Seller to the Buyer that the property encumbered by said lien (i) is not reflected in the total equity on the October Balance Sheet or the December Balance Sheet and (ii) will not be reflected in the total equity on the January Balance Sheet or the Total Equity on the Closing Date Balance Sheet.

      (d) The Buyer agrees that it will, as part of the Closing, purchase from Fidelity Funding, Inc. ("Fidelity") all of the remaining accounts receivable theretofore sold by Seller to
Fidelity   and  will  otherwise  satisfy  all  of  the   Seller's
obligations to Fidelity so as to obtain at the Closing releases of the liens represented by Financing Statements 94-024207 and 94-024209, copies of which are attached as Exhibit 4(d) to the
Seller's  Letter  (the  "Fidelity  Liens").   The  Seller  hereby
represents and warrants to the Buyer that (x) the dollar amount necessary to reacquire the accounts receivable from Fidelity (other than accrued interest) and to obtain a release of the Fidelity Liens (i) is not reflected in the total equity on the October Balance Sheet or the December Balance Sheet, (ii) will not be reflected in the total equity on the January Balance Sheet or in the Total Equity on the Closing Date Balance Sheet and
(iii) is not reflected in any of the Assets being assigned to Buyer or in the Assumed Liabilities and (y) the accounts receivable sold to Fidelity (i) are not reflected in the total equity on the October Balance Sheet or the December Balance
Sheet, (ii) will not be reflected in the total equity on the January Balance Sheet or the Total Equity on the Closing Date Balance Sheet and (iii) will not be reflected in any of the Assets being assigned to Buyer. The Seller will use its best efforts, in cooperation with the Buyer, to obtain the release of the Fidelity Liens.

      (e) The Seller and the Buyer will jointly approach Tech Data Corporation ("Tech Data") and request the release of the lien represented by Financing Statement 94-198837 filed October 10, 1994 (the "Tech Data Lien") a copy of which is attached as
Exhibit 4(e)(1) to the Seller's Letter . The Seller hereby represents and warrants that (i) the total indebtedness secured by such lien as of February 20, 1995 was $337,350 and (ii) such lien affects only the assets listed on Exhibit 4(e)(2) to the Seller's Letter (the "Tech Data Assets") and certain spare parts , the aggregate book value of which does not exceed $400,000.

       (f) As used in this Agreement the term "Permitted Encumbrance" shall mean any and all of the following: (i) the statutory lien for current taxes not yet due and payable, (ii) the lien associated with the Buyer's Loan, (iii) the MLSI Lien and the Norwest Lien, as described in Paragraphs (b) and (c) of this Section, (iv) liens placed on the Assets at Closing by the Buyer and (v) liens on HAI's assets as described in Exhibit 17(h) to the Seller's Letter.

      Section 5.  Amount of Purchase Price.  In consideration for
(a) the sale of the Assets by the Seller to the Buyer and (b) the other agreements, warranties and representations of the Seller and HACBV made herein, the Buyer has made the agreements, warranties and representations contained herein, will assume the Assumed Liabilities and shall pay to the Seller a Purchase Price (herein so called) in the amount of SEVEN MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,300,000) which is described as follows. The Purchase Price shall be comprised as follows: (i) FOUR MILLION AND NO/100 DOLLARS ($4,000,000) cash to be paid at Closing as described in Section 8(a); and (ii) additionally, a cash payment of TWO MILLION AND NO/100 DOLLARS ($2,000,000) to be paid on the 90th day following Closing and another cash payment of ONE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,300,000) to be paid on the 180th day following Closing as evidenced by the Seller's Note as described in Section 8(c). No warranties or representations of any kind have been made by the Seller with respect to the future earning capacity of Seller which would in any way diminish or reduce the Purchase Price; and, Buyer is not purchasing the Assets nor conditioning the payment of the Purchase Price on any such representations. The payment by the Buyer of the Purchase Price, or any portion thereof, is in no way contingent or conditioned upon any particular level or amount of future earnings of Seller.

      Section 6. Accounts and Other Receivables. The Seller and the Buyer agree that the Buyer shall be entitled to a credit against the Purchase Price for the non-collectibility of the trade accounts receivable conveyed to Buyer pursuant to this Agreement or purchased by Buyer from Fidelity in accordance with
Section 4(d), above, and for the non-collectibility of the trade accounts receivable of HAI, but only in accordance with the following terms. All of such trade accounts receivable that are not collected within 180 days after Closing shall be referred to herein as the "Bad Receivables". The "Receivables Floor Amount" shall be an amount equal to the sum of (a) the dollar amount of the reserve for non-collectibility of trade accounts receivable utilized in the preparation of the Closing Date Balance Sheet and
(b)  the  amount, if any, by which the Total Equity is more  than
<$1,818,000>.  If the amount of the Bad Receivables shall  exceed the Receivables Floor Amount, then the Buyer shall be entitled to a reduction in the Purchase Price in an amount equal to such excess; provided that as a condition to being entitled to such credit the Buyer shall assign back to Seller, without recourse, all Bad Receivables; and provided further such credit may be applied by the Buyer, in its sole discretion, against payments otherwise due under the Seller's Note.

     Section 7. Adjustment to Purchase Price. (a) The Purchase Price shall be subject to downward adjustment as described in this Section. Within forty-five (45) days following Closing, the Seller will deliver to the Buyer a first draft of the Closing Date Financial Statements and the Closing Date Balance Sheet, certified by the Dallas, Texas offices of Deloitte & Touche ("D&T"). Buyer and its auditors, Coopers & Lybrand ("C&L") will have thirty (30) days following receipt of such draft to comment thereon. Buyer and Seller, with the assistance of C&L and D&T, will seek to agree to the Closing Date Financial Statements and the Closing Date Balance Sheet within fifteen (15) days following receipt of such comments.

      (b) If either party shall dispute the Closing Date Financial Statements or Closing Date Balance Sheet as prepared by D&T, then the parties agree to negotiate with each other to seek to settle any such dispute in a timely and reasonable manner. However, if the parties are unable to settle any such dispute then the parties agree to promptly submit the dispute to binding arbitration to be conducted before one arbitrator in Dallas, Texas selected in accordance with the procedures of the American Arbitration Association ("AAA") and in such proceeding the AAA rules for commercial arbitration shall apply. In such arbitration proceeding each party shall bear its own respective costs for legal counsel, experts, travel, lodging, delivery, copies, telephone and all other charges and expenses incurred by such party; provided that the fee of the arbitrator shall be borne equally by the Seller and Buyer. The parties will jointly instruct the arbitrator to come to a binding resolution within thirty (30) days following submission of the dispute to the arbitrator.

     (c) The parties have negotiated the terms of this Agreement with reference to the October Balance Sheet. The "Total Equity" under the "Assets & Liabilities Acquired" column on the October Balance Sheet is <$1,818,000>. Consequently, if the Closing Date Balance Sheet, as finally agreed by the Seller and Buyer or as determined pursuant to arbitration, shall reflect a Total Equity less than <$1,818,000>, then in such event the Buyer shall be entitled to a credit against the Purchase Price in the amount by which the Total Equity on the Closing Date Balance Sheet is less than <$1,818,000>, and will be entitled to apply such credit against the last maturing principal due under the Seller's Note. By way of illustration, if the Total Equity is <$1,900,000>, then the Buyer shall be entitled to a $82,000 credit against the Purchase Price. If the Closing Date Balance Sheet, as finally agreed by the Seller and Buyer or as determined pursuant to arbitration, shall reflect a Total Equity more than <$1,818,000>, e.g. <$1,750,000>, then there shall be no adjustment to the Purchase Price, but the Receivables Floor Amount will include the $68,000 in the foregoing example as provided in Section 6. To the extent that such adjustment is made to the Purchase Price, Seller shall be deemed to have cured any breach which resulted in the adjustment, provided that, Buyer shall have the right, in its sole discretion, to elect either to accept such adjustment of the Purchase Price, or to pursue its other remedies for such breach.

      (d) If the Buyer proposes a downward adjustment in the Purchase Price pursuant to this Section which is not agreed to by the Seller, and such dispute is not resolved by agreement or arbitration before the due date for payment of the last installment of principal due under the Seller's Note, then Buyer agrees that it will pay the dollar amount of the Disputed
Adjustment (herein so defined), up to the amount of such installment of principal then due on the date due under the Seller's Note to the Escrow Agent as described in further detail in Section 9 hereof, and Seller agrees that said payment to the Escrow Agent of the dollar amount of the Disputed Adjustment shall constitute payment of the Purchase Price under the Seller's Note, but only to the extent of the dollar amount of the Disputed Adjustment so paid to the Escrow Agent. The Escrow Agent shall hold and deliver the dollar amount of the Disputed Adjustment pursuant to the Escrow Agreement.

      Section 8. Payment of Purchase Price. The Purchase Price, adjusted as provided in Section 7, shall be paid to or for the benefit of the Seller as follows:

     (a) Cash Paid At Closing. The cash sum of FOUR MILLION DOLLARS ($4,000,000) shall be paid by the Buyer to Seller at Closing by wire transfer in accordance with the written instructions contained in the paragraph of the Seller's Letter referencing Section 8(a); provided that the total amount due by Seller to the IRS with respect to the second, third and fourth quarters of 1993 will be paid by Seller to the IRS at Closing.

     (b)   Assumption  of Assumed Liabilities.   The  Buyer  will
     deliver  to  the  Seller  at Closing  a  written  Assumption
     Agreement in the form of Annex 1 whereby the Buyer will assume the Assumed Liabilities.

     (c) Seller's Note. The sum of THREE MILLION THREE HUNDRED THOUSAND DOLLARS ($3,300,000) of the Purchase Price shall be evidenced by a non-negotiable promissory note which shall not be assignable for 180 days from its date (the "Seller's Note") in the original principal amount of $3,300,000 together with interest prior to maturity at a fixed annual rate of zero percent (0%) per annum. The Seller's Note shall be in the form of Annex 2 and shall provide for the payment of $2,000,000 on the 90th day following Closing and shall provide for the payment of $1,300,000 on the 180th day following Closing. The Seller's Note shall contain a default interest rate equal to the lower of 13% or the highest applicable non-usurious legal rate permitted under Texas law for payments made after the due dates thereof. The Seller's Note shall represent the senior unsecured indebtedness of the Buyer and shall contain such covenants and conditions as are necessary to establish and maintain such senior unsecured status.

     (d) Limited Right to Not Make Payment Directly to Seller. The Buyer shall have the limited right to not make payment directly to the Seller of the applicable portion of the Purchase Price, but only in the amount and in the manner described in the following sections: (i) Section 8(e)
     (relating to Canadian taxes); (ii) Section 6 (relating to adjustment for Bad Receivables); (iii) Section 7(d) (relating to payment to the Escrow Agent of a Disputed Adjustment); (iv) Section 26(d) (relating to payment to the Escrow Agent of the amount of an indemnification claim as described therein); (v) Section 28(b) (relating to payment to the Escrow Agent of a Liquidated Third Party Claim); and
     (vi) Section 28(c) (relating to payment to the holder of a Liquidated Third Party Claim). Except as described in the preceding sentence, the Buyer shall not have any right hereunder to not make payment directly to the Seller of any portion of the Purchase Price under any circumstances and failure by the Buyer to do so shall be a material default of this Agreement by the Buyer. An adjustment of the Purchase Price pursuant to and in compliance with Section 6, or the delivery or payment of a portion of the Purchase Price pursuant to and in compliance with Sections 7(d), 8(e), 26(d), 28(b) or 28(c), shall not be deemed the withholding of payment of the applicable portion of the Purchase Price by Buyer and shall be deemed timely payment of such amount such that no default rate of interest shall apply thereto.

     (e)  Non-Resident Clearance Certificate.

                (1) Seller will use its best efforts to deliver to Buyer, at or before the Closing Date, a certificate issued by the Canadian Minister of National Revenue under subsection 116(2) of the Income Tax Act (Canada) in respect of the sale of the preference shares, common shares and indebtedness of HAI constituting part of the Assets. Such certificate shall contain a "certificate limit" at least equal to the portion of the Purchase Price allocable to such Assets (the "Limit Amount"). If such certificate is delivered to Buyer at Closing, then the Buyer shall not withhold any amount of the Purchase Price under this Section 8(e).

                (2) If Seller is unable to deliver to Buyer, at or before the Closing Date, the certificate under section 116 of the Income Tax Act (Canada) referred to in (i) above, the Buyer shall withhold from the amount of the Purchase Price payable at the Closing Date the amount (the "Withheld Amount") for which Buyer may be liable (as determined solely by Buyer's Canadian counsel) under section 116 of the Income Tax Act (Canada) by reason of Seller's failure to so deliver such a certificate. If Seller delivers to Buyer a certificate under subsection 116(4) of the Income Tax Act (Canada) with a "certificate limit" at least equal to the Limit Amount or before the last business day that is not more than 30 days after the end of the month in which the Closing Date occurs, the Buyer shall pay to Seller forthwith upon the delivery of such certificate by Seller to Buyer an amount equal to the Withheld Amount. If Seller fails to deliver to Buyer a certificate under subsection 116(2) of the Income Tax Act (Canada) at or before the Closing Date or under subsection 116(4) of the Income Tax Act (Canada) before the last business day that is not more than 30 days after the end of the month in which the Closing Date occurs (the "Remittance Date"), Buyer shall, on the Remittance Date, pay to the Receiver General for Canada an amount equal to the Withheld Amount and the amount so paid by Buyer shall be considered for all purposes to be a payment made by Buyer to Seller on account of the Purchase Price.

       Section 9. Escrow Provisions. In the circumstances described in any of Section 7(d), Section 26(d) or Section 28(b), the Buyer shall be permitted to deliver the applicable amount described in such Section to the Escrow Agent pursuant to the Escrow Agreement (herein so defined) in the form attached hereto as Annex 3. The Escrow Agent shall hold and release such sums in accordance with the terms of the Escrow Agreement.

      Section 10. Allocation of Purchase Price. For federal income tax purposes, the Purchase Price will be allocated among the Assets including, in the case of the HAI Shares, allocated among the separate classes of securities or other interests in HAI to be acquired by Buyer in such a manner as the Seller and the Buyer shall agree prior to Closing. At or prior to the Closing the Seller and the Buyer will sign a memorandum reflecting such allocation. The Seller and the Buyer agree that for purposes of Section 1060 of the Internal Revenue Code of 1986 and for other tax purposes, the Seller and the Buyer will report the allocation of the Purchase Price in accordance with the allocation agreed to by the parties.

     Section 11.  Representations, Warranties and
                     Agreements Regarding Seller's Employees.

      (a) Seller represents and warrants to Buyer that all of Seller's employees as of February 20, 1995 (each, a "Subject Employee"), and the rate of base salary or wages and total compensation of each, are identified on Exhibit 11(a) to the Seller's Letter, and that each of the Subject Employees is actively engaged in the Business and was so engaged as of February 20, 1995.

      (b)  Buyer has extended an offer of full time employment to each Subject Employee; and the Seller has permitted the Buyer  to
extend  such  offer.   Buyer  has  included  in  its  offer   the
following:

     (1)   Compensation  at an amount no less than  such  Subject
     Employee's current base salary level, plus Buyer's Incentive
     Compensation Program if such Subject Employee's position is eligible under that Program.

     (2) Except in the case of a termination for cause, if Buyer at any time thereafter terminates (lays off) the Subject Employee, then Buyer will pay severance to the Subject Employee under Buyer's then existing severance policy, but for the purposes of applying Buyer's severance policy each Subject Employee will be credited with service from the date of hire of each Subject Employee as set forth on Exhibit 11(b)(2).

     (3) Attached to the Seller's Letter as Exhibit 11(b)(3) is a list of twelve (12) Subject Employees of the Seller who have special severance benefit arrangements with Seller as described therein (each a "Special Employee"). Buyer agrees that the employment offer to each such Special Employee will provide that, except in the case of a termination for cause, if Buyer thereafter at any time terminates (lays off) the Special Employee, then Buyer will pay severance in a lump sum to the Special Employee in the amount described on
     Exhibit 11(b)(3); provided that if the severance benefit as determined under (2), next above, is greater, then Buyer will pay the severance benefit as determined under (2), next above.

     (4) In the case of the employment offer to Lee P. Chu, Buyer will include an option for Mr. Chu to voluntarily terminate his services with Buyer during the period commencing on the corresponding day of the month (as the Closing Date) ten (10) months after the Closing Date and ending sixty (60) days thereafter and receive from Buyer a severance of ten (10) months of Mr. Chu's salary.

     (5) The Subject Employee shall be permitted during calendar year 1995 to use all earned but unused vacation time that the Subject Employee has with Seller at the time of Closing which is accrued on the Closing Date Balance Sheet. Furthermore, the Buyer will credit the Subject Employee for one full year's service effective January 1, 1996 (assuming the Subject Employee is employed by Genicom on that date) for purposes of Genicom's vacation policy.

Seller agrees that the other terms and conditions of an offer of employment to any Subject Employee by Buyer shall be within the sole discretion of Buyer.

      Section 12.  Contracts Requiring Consent of Other Party  to
Contract and Other Matters Related to Contracts.

      (a) Buyer has delivered to Seller a list of all contracts as to which the Buyer requires the consent of the other party thereto to the assignment thereof to the Buyer as a condition to the Closing (the "Consents List"). The Seller and the Buyer hereby agree that all Assigned Contracts not listed on the Consents List are being assigned to the Buyer without regard to obtaining the consent of the other party (or parties) to each particular Assigned Contract, to the extent such consent is required. With respect to each and every Assigned Contract not listed on the Consents List, or that is listed on the Consents List, but for which Buyer waives the other party's consent as a condition to Closing, the Buyer agrees (i) that it has accepted the assignment of such contract without obtaining consents of the other party thereto to the assignment thereof to the Buyer and
(ii) to the extent that the failure to obtain any such consent results in a breach of any warranty, representation, covenant or agreement made by the Seller to the Buyer in this Agreement or in any document or instrument delivered pursuant to the Closing, then such breach is hereby waived by the Buyer. Notwithstanding the foregoing, in the case of contracts, if any, which cannot be transferred effectively without the consent of third parties, which consent is not obtained, Seller and HACBV, and each of them, will use their best efforts to assure Buyer of the benefits thereof; provided that the Seller and HACBV will not be required to incur any monetary expenses in so doing (other than with respect to obtaining consents of the other party or parties to the assignment to Buyer of the contracts on the Consents List.)

      (b) All of the Assigned Contracts to which the Seller was not an original named party have been assigned to Seller by its predecessor in interest, Harris Adacom Corporation, formerly named Adacom Corporation ("HAC"). Buyer has been informed that Seller accepted the assignment of the Assigned Contracts to which the Seller was not an original named party from HAC (the "HAC Contracts") without obtaining the consent of the other parties to the HAC Contracts. Likewise, certain of the Assigned Contracts (the "Harris Contracts") were acquired by HAC from Harris Corporation and/or one or more of its affiliated corporations without obtaining the consent of the other parties to the contracts. Since 1992, the Seller has assumed all of the rights and obligations of HAC, Harris Corporation and such affiliates with respect to the HAC Contracts and the Harris Contracts, has performed such contracts in its own name, has invoiced the other parties to such contracts in its own name and has received payment in its own name. To the extent the Buyer requires the Seller to obtain the consent of the other party to any such Assigned Contract to the assignment thereof to the Buyer, then such Assigned Contracts are listed on the Consents List. With respect to each and every Assigned Contract not listed on the Consents List, or that is listed on the Consents List, but for which Buyer waives the other party's consent as a condition to Closing, the Buyer agrees (i) that it has accepted the assignment of such contract with the understanding that the Seller was not an original named party to such contract (or to the prior contract) and that the other party to the contract has not consented to any prior assignment and (ii) to the extent that the facts (a) the Seller was not an original named party to such contract and/or (b) the other party to the contract has not consented to any prior assignment result in a breach of any warranty, representation, covenant or agreement made by the Seller or to the Buyer in this Agreement or in any document or instrument delivered pursuant to the Closing, then such breach is hereby waived by the Buyer.

      Section 13. Instruments of Conveyance and Transfer to Buyer. Seller will deliver to Buyer at Closing (i) a Bill of Sale and Assignment in the form attached hereto as Annex 4, an Assignment of Intellectual Property Rights in the form attached hereto as Annex 6, and such other assignments of interests and rights as Buyer shall request in order to fully vest in Buyer good and marketable title to the Assets, subject only to the Assumed Liabilities and (ii) all of Seller's contracts (other than Employment Agreements), agreements, commitments, books (except Seller's corporate minute and stock books), Harris Adacom Inc. corporate minute and stock books, records, and other material and data relating to the ownership, operation, management and administration of the Business and/or the Assets; and simultaneously with such delivery, Seller and HACBV will take all such steps as may be necessary, desirable or appropriate to put Buyer in actual ownership, possession and operating control of the Business and the Assets.

      Section 14. Continuing Covenants of Seller and HACBV. (a) From time to time after Closing, at the request of Buyer, and without further consideration, Seller and HACBV and each of them, or their respective successors in interest, will execute and deliver such instruments of conveyance and transfer and take such other action as Buyer may reasonably require to more effectively convey, transfer to and vest in Buyer, and to put Buyer in ownership, possession and control of, the Business and the Assets.

      (b) After the second anniversary of Closing (the "Second Anniversary") all of the agreements made or referred to in this
Section 14(b) shall automatically expire. The agreements made herein shall apply only during the two year period following Closing. Seller and HACBV agree to retain the sale proceeds (the "Funds"), to the extent that they are not used to pay bona fide liabilities, taxes (including the tax liability described in item C of Section 20(bb)), expenses and other obligations due by Seller, to third parties not affiliated with Seller, in a bank or other financial institution in the United States (which will initially be BankOne, Dallas, Texas) in the name of the Seller until the Second Anniversary or a later date as to such amount as shall be decided by Seller in its sole discretion in relation to the proper resolution of the potential unpaid tax liability referred to in Section 20(bb). Seller and HACBV agree that none of such remaining sale proceeds shall be distributed to HACBV, nor shall HACBV accept any of same, prior to the Second Anniversary; provided that Seller may distribute to HACBV prior to the Second Anniversary such sale proceeds as are necessary to pay any expenses and costs incurred in connection with the insolvency proceedings of HACBV up to an amount not to exceed $550,000. The Seller will cause Robert Q. Stanton to be a necessary signatory to the withdrawal or disposition of the Funds. The Seller will notify the Buyer, and will deliver to the Buyer at Closing the agreement of Robert Q. Stanton (the "Funds Letter") to notify the Buyer, of the occurrence of a Notice Event (herein so called) which shall be any of the following which shall occur prior to the Second Anniversary: (1) the request by any person for the Seller to distribute any Funds to HACBV in excess of the $550,000 amount referred to above, in which case notification shall be made upon receipt of such request; (2) the proposed payment by the Seller of any Funds which exceed, in the aggregate, the Notice Amount, as defined below, in which case notification shall be made at least three (3) days prior to the actual payment; and (3) the notice of removal or resignation of Robert Q. Stanton as a necessary signatory to the withdrawal of any Funds in which case notification shall be made upon the occurrence of such event. The Notice Amount, at any particular time, shall be the sum of (i) $1,000,000 plus (ii) all income earned by the Seller after Closing on the investment of the sale proceeds. If Robert Q. Stanton shall resign or be removed as a necessary signatory, then the Seller shall give notice to Buyer of the identity of a successor necessary signatory who shall agree to notify the Buyer of the occurrence of any Notice Event. Seller and HACBV have no agreement with Buyer regarding the use of the income earned on the sale proceeds. Seller and HACBV agree to maintain the corporate existence of the Seller until the Second Anniversary in order to accomplish the foregoing.

      (c) Seller and HACBV are in the process of liquidating all of their assets, and have entered into the Transaction as part of that process. Neither of them intends to continue in any line of business in the United States or Canada after Closing. Seller and HACBV agree that from and after the Closing Date, neither of them will engage in, or be involved (directly or indirectly) in any business which engages in, the business of providing computer network services, maintenance or sales to business or governmental entities in any state of the United States or in any province of Canada in which either Seller or HAI has been engaged in business prior to Closing. From and after Closing, Seller will change its name to a name which does not include the words "Harris" or "Adacom" or "HANS" and which does not suggest any involvement in any such business.

      Section 15. Closing. The Closing shall take place at the offices of Buyer in Chantilly, Virginia at 10:00 a.m. on March 1, 1995 provided that (i) all conditions precedent to the obligations of Buyer to close as set forth in Section 18 hereof have either been substantially satisfied or waived by Buyer and
(ii) all conditions precedent to the obligations of Seller to close as set forth in Section 19 hereof have either been substantially satisfied or waived by Seller. If Closing shall take place on March 1, 1995, then Closing shall be effective as of 12:01 a.m. on March 1, 1995 at the place of Closing. If the Closing does not take place on or before March 31, 1995 or a later date as permitted by Section 24 (the "Drop Dead Date"), then this Agreement shall automatically terminate. Termination of this Agreement upon failure of this transaction to close shall not operate to diminish any claims by either Seller against Buyer or Buyer against Seller or HACBV that may otherwise have arisen under this Agreement.

     Section 16.  Documents Delivered at Closing.  At the Closing
of   the  Transaction  the  following  described  items  will  be delivered as indicated:

     (a)  From Buyer to Seller:

                (1)   Four Million Dollars ($4,000,000)  cash  to
          Seller in the form of one or more wire transfers;

                (2) Seller's Note in the original principal amount of Three Million Three Hundred Thousand Dollars
          ($3,300,000);

                (3)   Certified resolutions required  by  Section
          22(b);

                (4) Opinion of Buyer's counsel in the form attached as Annex 7;

                (5)   The Certificate required by Section  22(g);
          and

          (6)  Any other items required by this Agreement.

     (b)  From Seller to Buyer:

                      (1)    Bill  of  Sale  and  Assignment   of
               Interests;

                (2)   Assignment  of the Lease for  1100  Venture
          Court, Carrollton, Texas with Consent of the lessor to the assignment of the lease of that facility to Buyer;

          (3)  Assignment of Intellectual Property Rights;

                (4)   Certified resolutions required by  Sections
          20(b) and 21(b);

                (5) Executed stock power transferring 100 common shares in the capital of Harris Adacom Inc. to Genicom
          Corporation;

                (6)   Executed  stock power transferring  261,112
          preference shares in the capital of Harris Adacom  Inc.
          to Genicom Corporation;

                (7)   Executed  stock power transferring  789,444
          preference shares in the capital of Harris Adacom  Inc.
          to Genicom Corporation;

                (8)   Executed  stock power transferring  670,336
          preference shares in the capital of Harris Adacom  Inc.
          to Genicom Corporation;

                (9)   Executed  stock power transferring  160,298
          preference shares in the capital of Harris Adacom  Inc.
          to Genicom Corporation;

               (10) Original certificate for 100 common shares in the capital of Harris Adacom Inc. issued in the name of Genicom Corporation (together with the cancelled original certificate for the 100 common shares in the capital of Harris Adacom Inc. issued in the name of Harris Adacom Network Services, Inc. being transferred to Genicom Corporation);

                (11) Original certificate for 261,112 preference shares in the capital of Harris Adacom Inc. issued in the name of Genicom Corporation (together with the cancelled original certificate for the 261,112 preference shares in the capital of Harris Adacom Inc. issued in the name of Harris Adacom Network Services, Inc. being transferred to Genicom Corporation);

                (12) Original certificate for 789,444 preference shares in the capital of Harris Adacom Inc. issued in the name of Genicom Corporation (together with the cancelled original certificate for the 789,444 preference shares in the capital of Harris Adacom Inc. issued in the name of Harris Adacom Network Services, Inc. being transferred to Genicom Corporation);

                (13) Original certificate for 670,336 preference shares in the capital of Harris Adacom Inc. issued in the name of Genicom Corporation (together with the cancelled original certificate for the 670,336 preference shares in the capital of Harris Adacom Inc. issued in the name of Harris Adacom Network Services, Inc. being transferred to Genicom Corporation);

                (14) Original certificate for 160,298 preference shares in the capital of Harris Adacom Inc. issued in the name of Genicom Corporation (together with the cancelled original certificate for the 160,298 preference shares in the capital of Harris Adacom Inc. issued in the name of Harris Adacom Network Services, Inc. being transferred to Genicom Corporation);

               (15) Copy, certified by HAI's corporate secretary, of a resolution passed by the board of directors of HAI or of an instrument in writing signed by all the directors of HAI in office immediately prior to the resignations referred to in the following paragraph
          (16) which resolution or instrument expresses consent, as required by HAI's articles, to the transfer of shares in the capital of HAI referred to in the preceding paragraphs (5), (6), (7), (8) and (9);

                (16) Resignation of all current directors and officers of Harris Adacom Inc. and release in favor of HAI and Buyer from each such director and officer, and from Seller and HACBV, in respect of any and all claims against HAI, in the form attached as Annex 10;

                (17) Documentation rectifying deficiencies in the minute books of HAI, as identified in the memorandum previously provided to Seller's Canadian counsel by Buyer's Canadian counsel, including documentation of the 1994 recapitalization of HAI, such documentation to be in form and substance satisfactory to Buyer's Canadian counsel;
               (18) Results of lien searches (effective to within 30 days of Closing) conducted by a reputable private research firm which results demonstrate that no financing statements, judgment liens and tax liens are of record with respect to the Seller or HAI except for the Permitted Encumbrances or those which will be released at Closing;

          (19) Releases of liens as indicated under item (b)(18);

                    (20) Certificates of Good Standing for Seller
               and HAI;

                 (21)   Certified   copy  of  the   articles   of
          incorporation   and  by-laws  of  HAI  (including   all
          amendments thereto in each case);

               (22) Opinion of Seller's U.S. and Canadian counsel in the forms attached as Annex 8(1) and Annex 8(2);

               (23) Schedules, as of the close of business on the day before Closing or such other date as near to the Closing Date as shall be reasonably practicable, of Seller's and HAI's receivables, payables, and inventory;

                (24) Certificate of the Seller and (to the extent of the personal knowledge of each of them after due inquiry) Lee Chu, its President, Jim Byrne, its Authorized Director, and (as to the representations of Seller relating to Seller and not HAI) Cindy Frie, its Chief Financial Officer, dated as of the Closing Date, confirming that the representations and warranties of Seller made herein are true and correct as of the date hereof and as of Closing Date, and that Seller has performed all of the agreements contained herein to be performed by it prior to Closing;

                (25) Certificate of HACBV and (to the extent of the personal knowledge of each of them) the Curators of HACBV dated as of the Closing Date, confirming that the representations and warranties of HACBV made herein are true and correct as of the date hereof and as of the
          Closing Date and that HACBV has performed all of the agreements contained herein to be performed by it prior to Closing;

                (26) Certificate of Bruce Glashan, Lee Chu and William John Wilkinson confirming (to the extent of the personal knowledge of each of them after due inquiry) that the representations and warranties contained herein relating to HAI are true and correct as of the date hereof and as of the Closing Date;

                (27) The IRS transcript (or other such item supplied by the IRS) showing the amount of the Seller's federal income tax liability, including any applicable penalties and interest, for 2q, 3q and 4q, 1993;

                (28) Confirmatory assignment of assets and rights by HAC to Seller in form and substance acceptable to Buyer;

                (29) Signature cards and banking resolutions for all bank accounts of Seller (other than the account described in Section 8(a) of the Seller's Letter) and HAI, changing the names of such accounts and the authorized signatures thereon in accordance with Buyer's directions;

               (30) Certified copy of the HACBV Order referred to in Section 21(c);

                 (31)   Evidence  that  all  necessary   internal
          corporate action has been taken by Seller to change its name to a name which does not include the words "HANS", "Harris" or "Adacom";

               (32) The January Balance Sheet;

               (33) The Funds Letter; and

          (34) Any other items required by this Agreement.

      Section 17.  Conduct of Business Pending Closing.   Pending
the Closing and except as otherwise consented to or approved by Buyer in writing, the Seller and HACBV agree that:

     (a) The Business shall be conducted by Seller and HAI only in its ordinary course and neither Seller nor HACBV will, and Seller shall cause HAI not to, and HAI will not, enter into any commitment, contract or transaction affecting the Business, the Assets or the HAI Assets which is unusual or outside the normal course of sound operation of the Business.

     (b) No payments or transfers of the Assets shall be made by the Seller, or of the HAI Assets by HAI except for those in the ordinary course of business and except for those of which the Buyer agrees to in writing. The Seller shall cause HAI not to make any payments or transfers of its assets or property except in the ordinary course of business and except for those of which the Buyer agrees to in writing. For the avoidance of doubt, any sale, transfer or factoring by Seller or HAI of any receivables, leases, equipment rental streams, and any borrowing of money by Seller or HAI (other than the sales of receivables to Fidelity pursuant to the Fidelity Agreement) will require the prior agreement of Buyer in writing.

     (c) Seller will use its best efforts to, and will cause HAI to, and HAI will, preserve the Business and to keep its organization intact, and to keep available to Buyer the services of Seller's and HAI's present employees and to preserve for Buyer the goodwill of Seller's and HAI's customers, suppliers and others having business relations with Seller or HAI.

     (d) Seller shall continue, and shall cause HAI to continue, and HAI shall continue, to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of Buyer, such additional insurance as may be reasonably requested by Buyer and shall give all notices and present all claims under all policies of insurance in a due and timely fashion.

     (e) Seller will use its best efforts to, and will cause HAI to, and HAI will use its best efforts to, keep and maintain the tangible assets comprising their respective assets in normal operating repair and efficiency so that said assets will be delivered to the Buyer at Closing in the condition required by this Agreement provided, however, Seller shall have no obligation to repair or replace, but Seller shall assign all insurance proceeds with respect thereto to the Buyer.

     (f) Seller will cause HAI to pay and discharge, and HAI will pay and discharge, the liabilities of HAI in the ordinary course in accordance and consistent with the previous practice of HAI, except those contested in good faith by HAI.

     (g) Seller shall not, and it will cause HAI not to, and HAI will not, increase the compensation of any of Seller's or HAI's employees nor will the Seller or HAI hire any additional employees without the prior written consent of the Buyer.

     (h) Except with the prior written consent of the Buyer, Seller shall not, and it will cause HAI not to, and HAI will not, grant or permit any liens or encumbrances to attach to any of the Assets or the HAI Assets other than liens previously granted in the ordinary course of business and which are listed on the lien searches attached as Exhibit 17(h) to the Seller's Letter. If any such liens and encumbrances attach without the written consent of the Buyer, the Seller shall, at its sole cost and expense, cause such liens and encumbrances to be removed prior to Closing.

     (i) Each of them will use its respective best efforts to ensure that each of the representations and warranties made by each of them herein remain true and accurate, and will promptly give notice to Buyer of the occurrence of any event which might render any such representation or warranty untrue or inaccurate.

     (j) Each of them will use its best efforts to ensure that all of the conditions to Closing are satisfied, and to consummate the Transaction.

     (k) Permit Buyer and its employees and representatives access to all of the assets, properties, books, records and employees of Seller and HAI and permit Buyer to conduct its due diligence review and make such investigation of the business and properties of Seller and HAI, and their respective financial and legal condition, as Buyer deems necessary or advisable.

     (l) No effort will be made, or discussion or negotiation entered, relating to sale of any of the Assets, the HAI
     Assets or of the stock of the Seller, other than to the Buyer.

     (m) Before Closing, or as a part of Closing, the Seller will make payment of all Special Liabilities that can be determined by the time of Closing, to the extent that Seller has cash available to pay such Special Liabilities. For these purposes the Seller will utilize Bank One Texas, N.A. Account No. 0100148774 (operating account) and Bank One Texas, N.A. Account No. 0100148782 (payroll account) (both these accounts are referred to as the "Special Liability Accounts"). The Seller will deposit into the Special Liability Accounts the applicable amount of its available cash in order to cover payment of all remaining unpaid Special Liabilities up to the amount of its available cash. Buyer agrees that if the Seller shall not have sufficient available cash to fully fund the Special Liability Accounts to pay all remaining Special Liabilities, the Buyer will either (i) deposit into the Special Liability Accounts at Closing the applicable amounts necessary to fund any such deficiency or (ii) pay the excess Special Liabilities within 30 days after Closing.

     (n) Prior to Closing the Seller will cause HAI to execute and deliver a release to Seller, Harris Adacom Corporation and Harris Adacom Corporation, B.V. pursuant to which HAI will release such entities from all known and unknown claims that HAI has or may have against such entities other than claims of title to the HAI Assets.

      Section 18. Conditions Precedent to Obligation of Buyer. All obligations of the Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions (unless waived in writing by the Buyer):

     (a) Buyer shall not have discovered, from its due diligence investigation or otherwise, any material error or misstatement or omission in the representations and warranties of the Seller or HACBV made in this Agreement or in the Seller's Letter.

     (b)   Each  of  Seller's  and  HACBV's  representations  and
     warranties contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall be deemed to have been made again at and as of the
     Closing Date and shall then be true and correct in all material respects to the same and full extent as though this Agreement were signed and delivered again at Closing. Seller and HACBV shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with prior to or at the Closing, and there shall have been no material adverse changes in the condition of the Assets, the HAI Assets or the Business from the condition thereof as of the date of this Agreement. Buyer shall have been furnished with a certificate of appropriate officers of Seller, HACBV and HAI dated the Closing Date, in form attached as Annex 9, certifying to the fulfillment of the foregoing conditions.

     (c) Seller shall have delivered to Buyer (i) the consent of the other party to each Assigned Contract and HAI Contracts listed on the Consents List to the assignment thereof to the Buyer and the change of control of HAI, respectively, and
     (ii) the consents of such governmental and regulatory bodies (other than those appearing on the Consents Lists) as shall be necessary to consummate the Transaction.

     (d) Buyer shall have received the acceptance of employment from at least fifty percent (50%) in number of the Subject Employees in each category listing set forth on Exhibit 11(a) to the Seller's Letter; it being understood that verbal acceptance consent is sufficient for the purposes of this Agreement.

     (e) No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement or petitioning for the bankruptcy or receivership of Seller or HAI.

     (f) Buyer shall have received the consent of its lender to the Transaction.

      Section 19. Conditions Precedent to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, (unless waived in writing by Seller):

     (a) Seller shall not have discovered any material adverse error, misstatement or omission in the warranties and representations of the Buyer made in this Agreement.

     (b)   Buyer's  warranties and representations  contained  in
     this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects to the same and full extent as though this Agreement were signed and delivered again at Closing. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with prior to or at the Closing. Seller shall have been furnished with a certificate of appropriate officers of Buyer, dated the Closing Date, certified in the normal and standard form to the fulfillment of the foregoing conditions.

      Section  20.   Representations and  Warranties  of  Seller.
Except as otherwise disclosed to Buyer in Seller's Letter or as otherwise expressly set forth in this Agreement, Seller hereby represents and warrants to the Buyer as follows:

     (a) Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in every foreign jurisdiction in which such qualification is necessary and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted and to perform the obligations required to be performed by it hereunder. Harris Adacom Inc. is a corporation duly organized, validly existing and in good standing under the laws of the province of Ontario, Canada and is qualified to conduct business in every other province or foreign jurisdiction in which such qualification is necessary and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. HAI does business exclusively in Canada and owns no assets or properties in the United States. Each of the Seller and HAI has the power and holds all rights, privileges, franchises, licenses, permits, authorizations and approvals (governmental and otherwise; "Licenses") necessary to own and operate its respective properties and to carry on and conduct its business as presently carried on and conducted. A complete list of the Licenses is attached as Exhibit 20(a) to the Seller's Letter. No notice of a violation of any said License has been received by Seller or HAI or, to the knowledge of Seller, recorded or published, and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke or limit any of them. Seller has no reason to believe that the Licenses in effect on the date hereof will not be renewed. The rights under the Licenses described in items 1, 3, 4 and 5 as shown on Exhibit 20(a) to the Seller's Letter are not used in the Business. No petition has been filed or, to the knowledge of Seller, is contemplated, seeking the bankruptcy or receivership of Seller or HAI and neither Seller nor HAI is in the course of, and no proceedings have been taken by or against Seller or HAI in respect of, a winding up, dissolution or liquidation. True and complete copies of the Certificate and Bylaws of Seller, and the Articles and By-Laws of HAI have been delivered to Buyer, and true and complete copies of their respective minute books and stock records have been made available to Buyer for its inspection. James J. Byrne is the sole director of Seller.

     (b) Authority Relative to this Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller, and the consummation by it of the transactions contemplated hereby, have been duly and effectively authorized by the Seller's sole shareholder and by the Seller's board of directors, as required by all applicable law and by all necessary corporate proceedings of Seller. No other corporate proceedings on the part of Seller are necessary with respect thereto. No corporate proceedings on the part of HAI are necessary with respect to the execution, delivery and performance of this Agreement by Seller (including, without limitation, the sale and transfer of the HAI shares) other than a resolution of the board of directors of HAI, which has been duly and effectively adopted. The Seller will deliver to Buyer at Closing a true and correct copy, certified by its corporate secretary of
     (1)  a  resolution duly adopted by its sole shareholder  and
     (2) a resolution of Seller's board of directors, in each case duly adopted, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. All such approvals are adequate under all applicable law and the governing instruments and documents with respect to the Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby (including the sale and transfer of the HAI Shares) will not, (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Seller, or the Articles or By-laws of HAI, (ii) violate, result in a default, or give rise to any right of termination, cancellation or acceleration (whether immediately or after the giving of notice or the passage of time, or both), under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease, permit, approval, consent, authorization or other instrument or obligation to which Seller or HAI is a party or by which Seller or HAI or any of the Assets or the HAI Assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, any of the Assets, the HAI Assets or the Business.

     (c)   Title  to  Assets.  All assets to be conveyed  to  the
     Buyer at Closing and all of the assets used by HAI in the conduct of its business, are owned beneficially and of record by the Seller or HAI, as the case may be, with good and marketable title thereto, free and clear of all liens, mortgages, charges, pledges, security interests or other encumbrances whatsoever, including without limitation any rights of avoidance, under any fraudulent or voluntary conveyance or other similar law, of any transferor or trustee or similar fiduciary acting for the transferor, to any of the Assets or any of the HAI Assets (collectively, the "Encumbrances") of any persons except for the Permitted Encumbrances. Seller and HAI are the sole owners, beneficially and of record, of the Assets and the HAI Assets, respectively, and except as provided in the Seller's Letter, have good and marketable title to the Assets and the HAI Assets, free and clear of any Encumbrances except for the Permitted Encumbrances. All properties and rights held under lease or license by Seller are held under valid, enforceable and assignable leases and licenses.

     (d) October and December Balance Sheets. The October Balance Sheet and the December Balance Sheet have been prepared by the accounting staff of Seller in accordance with generally accepted accounting principles consistently applied, have been certified (in the case of the December Balance Sheet) by Seller's Chief Financial Officer, and accurately reflect the subject matter contained therein and do not omit any material item which, if omitted, would cause said Balance Sheets to be materially misleading. The October Balance Sheet and the December Balance Sheet are attached as Exhibit 20(d) to the Seller's Letter.

     (e) Absence of Undisclosed Liabilities. The Seller has disclosed in writing to the Buyer in the Seller's Letter all liabilities or potential liabilities which have or could have a material adverse impact on, or otherwise create or could create a lien, claim or demand against the Assets, the HAI Assets or the Business.

     (f)   Absence  of  Certain Changes  or  Events.   Except  as
     detailed in Exhibit 20(f) to the Seller's Letter, at any time after October 1, 1994 and prior to or at the date hereof, neither Seller nor HAI has:

                (1) suffered any materially adverse change in assets, liabilities or business condition except for the cash flow shortages experienced by the Seller and the resulting inability of the Seller to pay all of its operating expenses as same fall due and payable;

                (2) other than for the Buyer's Loan, incurred, issued, assumed, extended, renewed or guaranteed any indebtedness for money borrowed or any other indebtedness, liability or obligation of any kind (whether absolute or contingent) by Seller or HAI;

                (3) sold or otherwise disposed of any of its assets, or any interest therein, otherwise than in the ordinary course of business;

                (4) except for the inchoate tax lien in favor of the IRS in connection with the liability of the Seller to the IRS for unpaid federal income taxes for the second, third and fourth quarters of 1993, which will be paid at Closing, mortgaged, pledged or subjected to lien or encumbrance any of its assets, and Seller has received no notice from the IRS of any intention to record any such lien;

                (5) suffered any loss, damage or destruction in excess of $25,000 in one instance or $100,000 in the aggregate, to any of the Assets or the HAI Assets, whether or not covered by insurance; provided, however, Seller has no obligation to repair or replace any lost, damaged or destroyed item and the Seller will assign all of its rights to any insurance proceeds to the Buyer at the Closing;

                 (6) discharged or satisfied any lien or encumbrance prior to the time it was obligated to do so, or paid or agreed to pay any obligation or liability prior to the time it was payable under its terms, except in order to qualify for trade discounts or in instances involving less than $5,000 or in the ordinary course of business;

                (7)  changed the accounting methods, practices or
          principles  previously followed by it  or  changed  the
          depreciation   or  amortization  policies   and   rates
          previously used by it;

                (8) acquired any assets or properties other than in the ordinary course of business, or entered into any material transaction, contract, agreement or commitment which acquisition or transaction, individually or collectively with all other such transactions, is likely to have a material effect on the condition, financial or otherwise of the Business, or which involves a payment or payments by the Seller or HAI of more than $100,000;

                (9) increased the level of compensation or benefits of any of the employees of Seller or HAI, or otherwise amended any employment agreement;

                (10) made any declaration, setting aside or payment of any dividend or other distribution with respect to any shares in the capital of Seller or HAI or any direct or indirect redemption, purchase or other acquisition of any such shares;

                (11) in the case of HAI made any issuance or sale, or entered into any contract for the issuance or sale, of any shares in the capital of or securities convertible into or exercisable for shares in the capital of HAI; or

                 (12) agreed to do or perform any of the activities described in items (2) through (11) above.

     (g) Properties, Contracts and Personnel Data. Seller has delivered to Buyer as Exhibits to the Seller's Letter accurate lists and summary descriptions of the following:

                (1) substantially all fixed assets and equipment of the Seller and HAI with their respective dates of purchase, locations and valuations at which they are carried in the books of Seller and HAI, all of which have been included in the Assets to be assigned, sold and transferred to Buyer at Closing, or are included in the HAI Assets and will be included in the HAI Assets at Closing;

                 (2) all leases and written contracts and agreements (i) to which HAI is a party or by which any of the Business, (to the extent conducted by HAI) or the HAI Assets are bound (the "HAI Contracts"), and
          (ii) to which the Seller is a party or by which the Business or the Assets are bound;

               (3) all Intellectual Property which Seller or HAI owns or has the right to use in the conduct of the Business;

                (4) the names and current salary and wage rates of all of the employees of the Seller and HAI;

                (5) active customer accounts for the Seller and HAI, including for each account, the customer's name, address and current account receivable; to the extent that such accounts are on Seller's or HAI's standard order form, a copy of each of which is attached as
          Exhibit 20(g)(5) to the Seller's Letter, none of Seller, HAI, their respective employees or any person acting (or purporting to act) on behalf of either of them has modified, or offered to the customer to modify, the terms and conditions printed thereon;

                (6) all bank accounts, lock boxes and safe deposit boxes of Seller and HAI, including name of institution, account number, authorized signatories and names of all other persons with access thereto.

     (h) Contracts. Except as provided in Seller's Letter, each contract, lease, license, agreement or other instrument to which either Seller or HAI is a party or by the terms by which it is bound is in full force and effect and neither the Seller nor HAI nor any other party thereto has breached or is in default or arrears under any of them and no event has occurred which, with the giving of notice or the passage of time, or both, will cause a default under, or permit the termination, modification or acceleration of any of them by any party thereto. Complete copies of each such contract, lease, license, agreement or other instrument have been made available to Buyer.

     (i) Compliance with Laws. Except as specified in Exhibit 20(i) to the Seller's Letter, Seller and HAI have operated their respective assets and businesses in compliance with all, and as of the date of this Agreement, each of the Seller and HAI is in compliance with each and every, law, ordinance, rule, regulation, policy, guideline, judgment, decree, or order of any federal, state, provincial, local, county, municipal or foreign court or governmental agency or public body (together, "Laws" and each a "Law") having
     jurisdiction   over  the  Seller,  HAI,   their   respective
     properties, businesses, licenses, permits or operations, non-compliance with which could have a material adverse impact on the Transaction or have a material adverse effect on the ownership, financial condition, use or operation of the Business or the Assets by the Buyer or use or operation of the Business or the HAI Assets by HAI. Neither the Seller nor HAI has received any notice from any such entity of a violation or threatened claim of violation of, or alleging non-compliance with, any such Law. Without prejudice to the generality of the foregoing, no notice has been received by HAI of any complaint filed by any of the employees of HAI claiming that HAI has violated the Employment Standards Act (Ontario), the Human Rights Code (Ontario), the Employment Equity Act, 1993 (Ontario) (or any applicable employee or human rights or similar legislation in any of the other jurisdictions in which the Business is conducted by HAI or HAI operates) or of any complaints or proceedings of any kind involving HAI or, to Seller's and HAI's knowledge, after due inquiry, any of the employees of HAI before any labor relations board, except as disclosed in Exhibit 20(i) to the Seller's Letter. There are no outstanding orders or charges against HAI under the Occupational Health and Safety
     Act   (Ontario)  (or  any  applicable  health   and   safety
     legislation in the other jurisdictions in which the Business is conducted). All levies, assessments and penalties made against HAI pursuant to the Worker's Compensation Act
     (Ontario)   (and   any   applicable  workers'   compensation
     legislation in the other jurisdictions in which the Business is conducted by HAI) have been paid by HAI and HAI has not been reassessed under any such legislation during the past three years. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of HAI.

     (j) Pending Matters. Except as provided in Exhibit 20(j) to Seller's Letter, no action, suit, claim, investigation, litigation or proceeding (legal, administrative or arbitrative) at law, in equity, whether civil or criminal, before any court, administrative authority or arbitrator (each, a "Proceeding") is now pending, or to the knowledge of the Seller is threatened, against the Seller, HAI or any of the Assets or the HAI Assets or which seek to prevent, restrict or delay the consummation of the Transaction contemplated hereby, or the fulfillment or any of the conditions to Closing specified in this Agreement. There is no claim, or Proceeding pending, or to the knowledge of Seller's officers, threatened, which affects or challenges the title or interest of the Seller to any of the Assets or of HAI to any of its assets or which would prevent or have a material adverse effect on the ownership, use or operation of the Business or Assets by Buyer, or the Business or HAI Assets by HAI after Closing. Furthermore, other than as provided in Exhibit 20(j) to the Seller's Letter, there are no existing judgments, orders or decrees of any such court, arbitrator, governmental department, commission, agency or other instrumentality against or naming Seller or HAI, or which have, or can reasonably be expected to have, the material adverse effect described in the preceding sentence. Except as provided in Exhibit 20(j) to Seller's Letter, there are no actions, suits or proceedings (whether or not purportedly on behalf of HAI) pending or, to the knowledge of Seller or HAI, after due enquiry, threatened against or affecting, HAI at law or in equity, or by or before any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board. Neither Seller nor HAI is aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

     (k)  Employee Benefit Plans.

                (1) Except as listed in Exhibit 20(k) to the Seller's Letter, as of the date of this Agreement neither the Seller nor HAI has contributed to, is contributing to, or is, and as of the date of Closing neither the Seller nor HAI will be, obligated under any pension, profit sharing, retirement, savings, health, severance, insurance, stock purchase, disability, incentive, option, vacation or any other type of employee benefit plan (collectively, the "Plans"). Included on Exhibit 20(k) to the Seller's Letter is a list of all Plans. Neither Seller nor HAI is a party to any multi-employer plan. The Buyer will not assume any of Seller's Plans or any obligations of the employer thereunder. A true and complete copy of all documents relating to the Plans has been delivered to Buyer.

                (2) As to each such Plan, each of Seller and HAI has complied, in all respects, with all applicable laws and regulations, including specifically, in the case of Seller, the applicable provisions of ERISA and the qualification provisions of the Internal Revenue Code (the "Code"). No prohibited transaction, as defined in
          Section 4975 of the Code, has occurred with respect to any of the Plans, and none of the Plans has incurred any accumulated funding deficiency, as defined in
          Section 412 of the Code, whether or not waived. There has not been, with respect to any of the Plans, any reportable event, as defined in Section 4043(b) of ERISA, that is or would be required to be reported to the PBGC by law or regulation. The fair market value of the assets of each of the Plans equals or exceeds the present value of all benefits accrued under such Plan, whether or not vested, based on the actuarial assumptions that would be used by the PBGC if the Plan were terminated as of the date of this Agreement. Seller has delivered to Buyer a true and complete copy of the actuarial valuations, if any, prepared for HAI's Plans during the past three years. Neither Seller nor HAI has terminated any Plan or incurred any liability to the PBGC under Section 4001 et seq. of ERISA, and to the knowledge of Seller and HAI, no condition exists that could reasonably be expected to cause Seller or HAI, to incur any such liability. All premiums, if any, payable to the PBGC have been paid when due.

               (3) All contributions to, and payments from, each Plan of HAI that may have been required to be made in accordance with the terms of any such Plan, or with the recommendation of the actuary for such Plan, and, where applicable, the laws of the jurisdictions that govern such Plan, have been made in a timely manner.

                (4) There are no pending investigations by any governmental or regulatory agency or authority involving or relating to any Plan of HAI, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Plans of HAI), suits or proceedings against any Plan of HAI or asserting any rights or claims to benefits under any Plan of HAI that could give rise to a liability nor, to the knowledge of Seller or HAI, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding.

                (5) No notice has been received by HAI of any complaints or other proceedings of any kind involving HAI or, to Seller's or HAI's knowledge, any of the employees of HAI before any pension board or committee relating to any Plan or to HAI.

     (l) Labor Matters. Except as provided in Exhibit 20(l) to the Seller's Letter, neither the Seller nor HAI is a party to any collective bargaining agreements. Neither Seller nor HAI has made any commitments to or conducted negotiations with any labor union or employee association with respect to any future collective bargaining agreements and neither Seller nor HAI is aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of Seller or HAI, nor is there any certification of any such union with regard to a bargaining unit. There are no controversies pending, or, threatened between Seller or HAI and any of their respective employees which affect, or can reasonably be expected to affect, the earnings, assets, financial condition or operations of the Business or relate to any specific effort to prevent, restrict or delay consummation of the Transaction.

     (m) Right to Vote Stock. HACBV has the sole and exclusive right to vote, and has voted, all the stock of the Seller in favor of the Transaction.

     (n) Harris Adacom Inc. (Canada) The authorized capital of HAI consists of an unlimited number of common shares and preference shares. The Seller is the sole shareholder of HAI, and owns beneficially and of record all of the issued and outstanding shares of stock of HAI, which are comprised of 100 common shares and 1,881,190 preference shares (together, the "HAI Shares"), all of which are validly issued and outstanding, fully paid and nonassessable and not subject to any preemptive rights. Except for HAI, the Seller does not own any stock in any other corporation or entity and there are no other subsidiary corporations or entities of the Seller. HAI does not own any stock in any corporation or entity and there are no subsidiary corporations or entities of HAI and HAI does not have any agreements of any nature to acquire, directly or indirectly, any shares, other securities or other proprietary interests in any corporation, firm or other entity and HAI does not have any agreements to acquire or lease any other business operations. HAI has no commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person the right or obligation to acquire, from it, any shares of its capital stock, and no such securities or obligations are issued or outstanding and no person has any right or privilege (whether by law, pre-emptive or contractual) for the purchase, subscription, allotment or issuance of any unissued shares or other securities of HAI. Exhibit 20(n) to Seller's Letter sets forth the names and titles of all the officers and directors of HAI.

     (o)  Real Property Matters.

               (1) Other than the leased real property listed in Exhibits 2(b) and 20(g)(2) to the Seller's Letter (the "Leased Property") neither Seller nor HAI has, during the seven years prior to the date hereof, been the beneficial or registered owner or (in the case of HAI) has leased, any real property.

                (2) Seller and HAI have the exclusive right to possess, use and occupy the Leased Property and it is in good condition and in a good state of maintenance and repair, adequate and suitable for the purposes for which it is currently being used by Seller or HAI, as the case may be, and Seller or HAI has adequate rights of ingress and egress for the operation of the Business in the ordinary course. Neither Seller nor HAI has received any written notification of any work being ordered, directed or requested with respect to maintenance or repair of any of the Leased Property.

                (3) There is nothing owing in respect of any Leased Property by Seller or HAI with respect to rent or other accounts to any lessor, or to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet past, or which are accrued on the December Balance Sheet.

                (4) No part of any Leased Property has been taken or expropriated by any federal, state, provincial, municipal or other competent authority nor has any notice or proceeding in respect thereof been given to Seller or HAI.

                (5) Seller or HAI, as the case may be, is in fact exclusively occupying and using the Leased Property other than those three Leased Properties which have been subleased to third parties as identified on
          Exhibit 2(b) to the Seller's Letter.

     (p) No Breach or Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, or result in any breach or violation of, any applicable provision of law or administrative regulation or any mortgage, lien, lease, agreement, instrument, order, judgment or decree or any other material obligation of any kind to which Seller or HAI is a party or by which any of their respective properties are bound. Except as described in Section 12 with respect to Assigned Contracts, no consent of any person is required for the performance of Seller's obligations hereunder or otherwise for the closing of the Transaction.

     (q) Governmental Authority. No consent or approval of, or filing, registration or notice (including, without limitation, "bulk sales" or similar filings or notices) with, any governmental body, entity, unit or agency (other than as a customer) is required for the performance of Seller's obligations hereunder (including, without limitation, for the transfer of the HAI Shares), or otherwise for the lawful consummation of the Transaction.

     (r) Third Party Consents. Except as provided in Section 12 relating to Assigned Contracts and in Seller's Letter, there is no requirement applicable to Seller or HAI to make any filing with, or obtain any consent or approval from any business entity or individual, as a condition to the consummation of the transactions contemplated by this Agreement.

     (s) Completeness of Assets. The Assets and the HAI Assets constitute all of the properties and assets necessary to the operation of the Business as it is currently being conducted and as an ongoing business. Section 2 (except for immaterial or insignificant properties and assets) and the Exhibits referred to therein, and (with respect to the HAI Assets) Exhibit 20(g)(1), (2), (3), (5) and (6) to the
     Seller's Letter, constitute a true, accurate, and complete list of substantially all items of real and personal property, whether tangible or intangible, owned or leased by Seller or HAI including, without limitation, all contracts, written and oral, other than the Excluded Assets. There are no material assets used or required by the Seller or HAI in the proper and normal conduct of the Business which are not owned or leased by Seller or HAI, except as referred to in the Seller's Letter.

     (t) Condition of Tangible Assets. Exhibit 20(t) to the Seller's Letter sets forth a list of locations of tangible assets of the Seller and HAI (other than inventories) and the valuations of such assets at which they are carried on the books of the Seller and HAI. All tangible assets (with a replacement cost in excess of $5,000) being delivered to the Buyer pursuant hereto, and all HAI Assets (with a replacement cost in excess of $5,000) are in good operating condition for the intended use and operation of such tangible assets, ordinary wear and tear excepted.

     (u) Condition of Intangible Assets. All intangible assets being delivered to the Buyer pursuant hereto (except for immaterial or insignificant intangible assets) will be delivered to Buyer, and all intangible assets owned by HAI or used by it in its business are owned by it in such a manner and condition that Buyer and HAI, respectively, will have full enjoyment of the rights and privileges attendant thereto from and after Closing without illegally infringing upon the rights of any other party, except to the extent that the lack of a third party consent to assignment of any Assigned Contracts may adversely affect Buyer's rights thereto.

     (v) No Other Agreements. Neither Seller nor HAI is a party to any outstanding agreements with any person other than Buyer, and no person other than Buyer has any option, right or privilege (whether by law, pre-emptive or contractual) for transfer or sale, directly or indirectly, of any interest in all or any part of the Assets (including the HAI Shares), the HAI Assets, or the Business except for transfers or sales in the ordinary course of business.

     (w) Inventories. Exhibit 20(w) to the Seller's Letter sets forth a list of equipment and spare parts inventories of the Seller and HAI and the valuations at which such inventories are carried on the books of Seller and HAI (by location, in the case of equipment inventories). The inventories (a) shown on the October Balance Sheet, (b) acquired by the Seller and HAI subsequent to the date thereof and (c) shown in the Inventory Schedule attached as Exhibit 20(w) to the Seller's Letter: (i) with respect to equipment inventories, are carried on Seller's and HAI's respective books at cost, and consist of items of quality and quantity usable or sellable in the normal course of the Seller's and HAI's respective businesses and are sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted; and (ii) with respect to spare parts inventories, are written down from cost on a straight line basis over three years. The value of all items of equipment inventory which are obsolete, damaged or of a low standard or quality has been written down on the books of Seller and HAI, to realizable market value such that any material deviation from realizable market value has been recognized in accordance with generally accepted accounting principles applied on a consistent basis.

     (x) Accounts. All of the accounts receivable of Seller and HAI (a) shown on the October Balance Sheet, (b) shown on
     Exhibit 2(a) to the Seller's Letter and (c) originated by the Seller and HAI subsequent to December 31, 1994 are valid and subsisting, have or will have arisen in the ordinary course of the business, and will be collectible in amounts not less than the aggregate amount thereof (net of reserves for non-collectibility established in accordance with past practices) carried on the respective books of the Seller and HAI. Each such receivable is not and, as of the Closing, will not be the subject of a pledge or assignment and will be free of any and all liens, encumbrances and charges whatsoever and has not been and will not be placed for collection with any attorney or collection agency or similar individual or firm, except for receivables sold pursuant to the Fidelity Agreement. Substantially all of the goods and/or services with respect to such accounts receivable have been delivered and/or provided to the customer (other than as reflected in deferred revenue) and the accounts receivable have been earned and none of the goods delivered with respect to such accounts receivable is reflected in inventory on the financial statements of the Seller or HAI. Neither the Seller nor HAI has received any notice of insolvency from any of the obligors on the accounts receivable and the Seller and its officers know of no reason why the accounts receivable will not be collected in full within ordinary collection cycles after Closing except to the extent of the amount of the reserve for bad debt set forth in the October Balance Sheet, which reserve has been historically determined to be adequate. Neither the Seller nor HAI has any receivables from or pending or unasserted claims against any of its present or former shareholders, directors, officers, employees or affiliates, except as reflected on the October Balance Sheet, the December Balance Sheet and as detailed in the Seller's Letter.

     (y) Powers of Attorney. There are no outstanding general or special powers of attorney granted by the Seller or HAI in favor of any person, firm or corporation for any purpose except to the extent set forth in the terms of any of the Assigned Contracts.

     (z) Contracts and Commitments. Except as specified in the Seller's Letter and the Exhibits thereto, neither the Seller nor HAI is a party to nor bound by, nor are any of their respective assets or properties subject to, any of the following types of contracts or commitments (whether oral or written, fixed or contingent) that will survive Closing and be binding upon the Buyer or HAI:

                (1) a contract or commitment for the employment of any person which cannot be terminated by the Seller or HAI, as the case may be, at any time without penalty upon not more than thirty days prior notice;

                (2) a contract or commitment with any present or former director, officer, employee, shareholder or affiliate (or former affiliate) of Seller or HAI or with any associate or affiliate of any such director, officer, employee, shareholder or affiliate (or former affiliate);

                (3) a contract or commitment pursuant to which the Seller or HAI (i) has borrowed money or guaranteed a liability of any other party, unless such borrowing has been fully repaid or such guaranty terminated, (ii) is entitled or required to borrow money or guaranty a liability of any other party, (iii) has indemnified, agreed to hold harmless, or insured any other party from any claim, loss or damage or (iv) has encumbered or may be required to encumber any of its properties or assets to secure the performance of any contract or commitment of the types referred to in clauses (i),
          (ii) or (iii), just described;

                (4) a partnership, joint venture or teaming agreement, or a contract or commitment to enter into a partnership, joint venture or teaming agreement;

               (5) a contract or commitment by the Seller or HAI for the purchase of goods or services in excess of the normal requirements of their respective businesses, or at a price which materially exceeds that normally payable for such goods and services;

                (6)   to  the  best knowledge of Seller  and  its
          officers, and except as may occur in the ordinary course of sound business practices, a material contract or commitment of any kind which is or which can reasonably be expected to be unprofitable or unduly burdensome to the Seller or HAI, recognizing that sound business practices include the initiation and maintenance of customer relationships through competitive pricing;

                (7) a contract or commitment in excess of $5,000 entered into other than in the ordinary course of business of the Seller or HAI;

                (8) a contract with any person containing any provision or covenant prohibiting or limiting the ability of the business of Seller or HAI to compete with any person or prohibiting or limiting the ability of any person to compete with the Seller or HAI;

                (9) a contract relating to and resulting in (A) the disposition or acquisition of any real property, product lines, businesses, or assets (other than in the ordinary course of business) or (B) any merger or other business combination.

     (aa)  Transactions With Affiliates.  Except as set forth  in
     Exhibit 20(aa) to the Seller's Letter, no shareholder, director, officer, employee or affiliate of the Seller or HAI (collectively, "Related Parties"), owns, directly or indirectly, any interest in, or is a director, officer or principal employee of or a consultant to any corporation, partnership or other business organization which (i) is a competitor, supplier or major customer of the Seller or HAI or (ii) is in any material way associated with or involved in the business conducted by the Seller or HAI, or (iii) owns, directly or indirectly, in whole or in part, any material property, asset or right, tangible or intangible (including, without limitation, the Intellectual Property) which the Seller or HAI is presently operating or using or the use of which is material to the Business or (iv) is a party which has any cause of action or other claim whatsoever against, or which owes any amount to, Seller or HAI in connection with the Business, except for any liabilities reflected in the October Balance Sheet and claims in the ordinary and normal course of business, such as for accrued vacation pay and accrued benefits under employee benefit plans of HAI. To the extent that any of the Assets were acquired by Seller, or any of the HAI Assets were acquired by HAI, from an affiliate, such acquisition was for full value and on arm's length terms.

     (bb)  Taxes.

                (1) Except for (A) Seller's second, third and fourth quarter 1993 federal income taxes, which are properly reflected and accrued on the December Balance Sheet; (B) other Taxes properly reflected and accrued on the December Balance Sheet and which will be properly reflected and accrued on the Closing Date Balance Sheet, and (C) a potential unpaid tax liability for first quarter 1993 income taxes of Harris Adacom Corporation with which the Seller may be required to file a consolidated income tax return (at this time Seller does not know for certain whether it will be required to file such a consolidated return and if it is required to do so what the tax liability will be, but Seller has delivered to Buyer true and complete copies of its working papers with respect to such potential liability), the Seller and HAI have paid all Taxes which have become due and payable in the full amount of the liability thereof and have filed in the manner and within the time prescribed by the relevant law in all applicable jurisdictions all tax returns, tax reports and other information required to be filed with respect to those Taxes and there are presently no federal, state, provincial or local Taxes of any kind which are due and payable by either of them which have not already been paid. All tax returns, tax reports and other information so filed by Seller and HAI are true and correct as filed.

                (2) HAI has made adequate provision in its financial statements for all Taxes payable in respect of periods up to and including the date hereof in respect of which a tax return has not yet been filed.

                (3) Canadian federal and provincial assessments for Taxes under income tax legislation have been issued to HAI covering all periods up to and including the 1993 taxation year, and any amounts owing in respect of such assessments have been paid. All amounts owing under assessments issued for all other applicable Taxes payable by HAI have been paid.

               (4) There are no actions, suits, reassessments or other proceedings or audits initiated or in progress or, to the best of Seller's or HAI's knowledge, any such matters pending or threatened or any investigations or claims initiated, in progress, pending or threatened against HAI or Seller with respect to Taxes and, in particular, there are no currently outstanding reassessments or enquiries which have been issued or raised by any governmental authority relating to any Taxes.

                (5) HAI has withheld, collected and remitted within the prescribed time all amounts required to be withheld, collected or remitted by it in respect of any Taxes, including, but not limited to, any such Taxes in respect of payments made to employees or persons not resident in Canada.

                (6) The same businesses, if any (taking into account all relevant factors including the types of products sold, property leased and services rendered) in the course of which any non-capital losses were realized and in the course of which any capital cost of depreciable properties, expenditures giving rise to investment tax credits and eligible capital expenditures (each within the meaning of the Income Tax Act (Canada) were incurred by HAI have been carried on by HAI continuously since the time the losses were realized or costs or expenditures incurred and such business will continue to be carried on up to the Closing Date.

                (7) There are no circumstances existing which could result in the application to HAI of either section 78 or section 80 of the Income Tax Act (Canada) or any equivalent provision of provincial legislation.

                (8) For purposes of this Section, "Taxes" means all governmental taxes, levies, duties, assessments, reassessments and social and other charges of any nature whatsoever, whether direct or indirect, including but not limited to, income tax, profits tax, gross receipts tax, corporation tax, sales and use tax, wage tax, payroll tax, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding taxes, and any interest, fines, additions to tax and penalties thereon, and "Tax" means any one of them.

     (cc) Intellectual Property. Exhibit 20(cc) to the Seller's Letter sets forth a complete list of all trade names, trademarks, service marks, patents, patent rights, inventions, trade secrets, proprietary processes and formulae, copyrights, software and other property rights generally considered to be intellectual property or industrial property, as well as all applications for registration or certificates for any of the foregoing (the "Intellectual Property") Seller or HAI owns or has the right to use in the conduct of the Business. Seller's and HAI's rights to use the Intellectual Property are not subject to any restrictions and Seller and HAI are authorized to sell or assign all of the Intellectual Property. Seller and HAI are not infringing upon any rights of any third party in the Intellectual Property and no third party is infringing upon the rights of Seller or HAI in the Intellectual Property. There is no claim or Proceeding, pending or threatened against Seller or HAI, or naming either of them, asserting that its use of any Intellectual Property infringes upon the rights of any third party or otherwise contesting the rights of Seller or HAI in the Intellectual Property.

     (dd)   Insurance.  Each of Seller and HAI  has  all  of  its
     property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing. Exhibit 20(dd) to the Seller's Letter sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by Seller or HAI, as the case may be, on its property and assets or personnel as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of Seller and HAI. Seller and HAI are not in default with respect to any of the provisions contained in any such insurance policy and have not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. Seller has provided to Buyer a true copy of each insurance policy referred to in Exhibit 20(dd).

     (ee) Seller's Financial Statements. Seller has previously furnished Buyer with true and complete copies of (i) the audited and consolidated financial statements of Seller and HAI for the fiscal years of 1992 and 1993, including the notes thereto (the "Seller's Audited Financial Statements"), together with the reports on such statements of Deloitte & Touche and (ii) the October Balance Sheet and the December Balance Sheet. Such financial statements present fairly the consolidated financial position of Seller and HAI as of such dates, and the consolidated results of their operations and consolidated changes in their financial position for such periods and have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis. The books and records of Seller and HAI fairly and correctly set out and disclose in accordance with generally accepted accounting principles the financial position of Seller and HAI as at the date hereof, and all financial transactions of Seller and HAI have been accurately recorded in such respective books and records.

     (ff) Environmental Matters. Except as set forth in Seller's Letter in Exhibit 20(ff), Seller and HAI have obtained and currently maintain in good standing all environmental, public health and safety, and worker health and safety permits, licenses, approvals, consents and other authorizations, if any and as necessary, from governmental or regulatory authorities, including any permit by rule, required under any applicable environmental or other law to carry on the business and activities of the Seller and HAI ("Environmental Permits") as presently being conducted, including, without limitation, those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances, wastes, or petroleum into the air, surface water, ground water or the ocean, or on or into the land ("Hazardous Emissions") and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, wastes, or petroleum ("Handling Hazardous Substances"). Seller and HAI are in substantial compliance with all of the terms and conditions set forth in such Environmental Permits, if any, and are also in substantial compliance with all of the terms and conditions contained in or required of them by any law, regulation, policy, guideline, order, judgment or decree of any federal, state, provincial, local or foreign court or governmental or regulatory authority applicable to or having jurisdiction over Seller, HAI, the Business, the Assets or the HAI Assets. Neither Seller nor HAI has received notice of, is otherwise aware of, any facts, events or conditions which exist which (x) interfere with, prevent, or, with the passage of time, could interfere with or prevent continued substantial compliance with any of the Environmental Permits, if any, or any of the aforementioned laws, regulations, policies, guidelines, orders, judgements or decrees, (y) may give rise to any liability (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any law, regulation, policy or guideline relating to the Hazardous Emissions or Handling Hazardous Substances or (z) obligate either of them or, with the passage of time, could cause either of them to be obligated to clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith (whether in connection with or in relation to its current Business and currently owned or leased properties, or any business previously conducted by it, or any property previously owned or leased by it, or otherwise). Neither Seller nor HAI has ever received any notice of, or been prosecuted for an offence alleging, non-compliance with any of the aforementioned laws, regulations, policies or guidelines and neither Seller nor HAI has settled any allegation of non-compliance short of prosecution. Seller has delivered to Buyer true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to Seller or HAI or their owned or leased properties, of which Seller or HAI is aware.

     (gg) Seller's 1995 Plan. The Seller's 1995 Plan, dated 1/06/95, a copy of which is attached as Exhibit 20(gg) to the Seller's Letter, represents the bona fide business plan of the Seller, and is based on projections and assumptions of Seller's management which are reasonable in light of Seller's historical business performance and present business prospects.

     (hh) Arms's Length Transaction. Seller and HACBV have entered into the Transaction on the terms and conditions contained herein after offering the Assets, the HAI Assets and Business for sale in a competitive bidding process, and after arms' length negotiation with the Buyer.

     (ii) Warranties. Exhibit 2O(ii) to the Seller's Letter contains a true and accurate description of the standard product warranties given by HAI to their customers. Such Exhibit sets forth a list of all outstanding warranties given by HAI to its customers which are on materially more favorable terms to its customers than such standard warranties.

     (jj) Full Disclosure. Seller has disclosed all events, conditions and facts that may have a material adverse effect on the Business, the Assets or the HAI Assets which the
     Seller, HAI, or any officer or director of Seller or HAI knows or should know. None of the officers, directors or shareholders of the Seller or HAI has withheld information of such events, conditions or facts which he or she knows, or should know, that may have a material adverse effect on the Business, the Assets or the HAI Assets. None of the representations and warranties made by Seller herein or contained in Seller's Letter or in any certificate or other instrument furnished to Buyer pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made.

      Section 21. Representations and Warranties of HACBV. Except as otherwise disclosed to Buyer in Seller's Letter prior to the execution of this Agreement, or as otherwise expressly set forth in this Agreement, HACBV hereby represents and warrants to the Buyer as follows:

     (a) Organization. HACBV is a corporation duly organized, validly existing and, except as noted below, is in good standing under the laws of the Netherlands and is qualified to conduct business in every foreign jurisdiction in which such qualification is necessary and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted and to perform the obligations required to be performed by it hereunder. Notwithstanding the foregoing, HACBV is currently in bankruptcy proceedings in the Netherlands and its Curators (herein so called) duly appointed by the Dutch court with jurisdiction over HACBV are Rutger J. Schimmelpenninck and Wouter J.P. Jongepier. The Curators have been recognized by the United States Bankruptcy Court for the District of Delaware with respect to HACBV with full right to vote the shares of the Seller in favor of this Transaction,

     (b) Authority Relative to this Agreement. HACBV has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by HACBV and the Seller, and the consummation by the Seller of the Transaction, and HACBV's approval and consent of the consummation by Seller of the Transaction, has been duly and effectively authorized by HACBV and by the Curators, as required by all applicable law, and by all necessary corporate proceedings of Seller. No other corporate proceedings on the part of Seller or HACBV are necessary with respect thereto. HACBV will deliver to Buyer at Closing a true and correct copy of a resolution of the Curators, duly adopted, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, by HACBV. All such approvals are adequate under all applicable law and the governing instruments and documents with respect to the Seller and HACBV. This Agreement has been duly and validly executed and delivered by HACBV and constitutes the valid and binding obligation of HACBV, enforceable in accordance with its terms. The execution and delivery by HACBV of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, violate or result in a breach of any provision of the Articles of Incorporation or By Laws or other governing instruments and charter documents of HACBV, (ii) result in a default, or give rise to any right of termination, cancellation or acceleration (whether immediately or after the giving of notice or the passage of time, or both), under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which HACBV is a party or by which HACBV may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HACBV.

     (c) Right to Vote Stock. HACBV has the sole and exclusive right to vote, and has voted, all the stock of the Seller in favor of the Transaction. Such authority to vote the stock of Seller in connection with any sale involving the Seller for which stockholder approval is required has been exercised pursuant to Order of the United States Bankruptcy Court for the District of Delaware dated December 22, 1994 in Case No. 94-709 (the "HACBV Order"), by the Curators who have signed this Agreement. The HACBV Order is final an d has not been appealed, rescinded or amended and is in full force and effect.

     (d) No Other Agreements. HACBV is not a party to any outstanding agreements with any person other than Buyer for transfer or sale, directly or indirectly, of any interest in all or any part of the Assets, the HAI Assets or the Business.

     (e) Arm's Length Transaction. Seller and HACBV have entered into the Transaction on the terms and conditions contained herein after offering the Assets and Business for sale in a competitive bidding process, and after arms' length negotiation with the Buyer.

      Section  22.     Representations and Warranties  by  Buyer.
Buyer hereby represents and warrants to the Seller and HACBV as follows:

     (a) Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business and is duly qualified as a foreign corporation to transact business within the State of Texas.

     (b) Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by the Buyer has been duly and effectively authorized by the Buyer's board of directors as required by all applicable law. The Buyer will deliver to Seller at Closing a true and correct copy, certified by its corporate secretary of resolutions duly adopted by its board of directors, authorizing the execution, delivery and performance of this Agreement. All such director approvals shall be adequate under all applicable law and the governing instruments and documents with respect to the Buyer.

     (c) No Breach or Violation. The execution, delivery and performance of this Agreement and the consummation of the Transaction does not and will not conflict with, or result in any material breach or violation of, any applicable provision of law or administrative regulation or any material mortgage, lien, lease, agreement, instrument, order, judgment or decree, or any other material obligation or restriction of any kind to which the Buyer is a party or by which its properties are bound.

     (d)   Full  Disclosure.   None of  the  representations  and
     warranties made by Buyer herein or contained in any certificate or other instrument furnished or to be furnished to Seller pursuant hereto contains any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of circumstances under which these were made, not misleading.

     (e) Pending Matters. No material and substantial investigation, litigation, proceeding at law, in equity or before any administrative authority is now pending against the Buyer, or to the knowledge of the Buyer, is threatened against the Buyer.

     (f) Reports. Each of the following reports (i) the Genicom Corporation 1993 Annual Report, (ii) Form 10-K for Genicom Corporation for the fiscal year ended January 2, 1994, (iii) Form 10-Q for Genicom Corporation for the quarterly period ended April 3, 1994, (iv) Form 10-Q for Genicom Corporation for the quarterly period ended July 3, 1994, (v) Form 10-Q for Genicom Corporation for the quarterly period ended October 2, 1994 and (vi) Genicom Press Release - "Genicom Corporation Reports Fourth Quarter Results" released January 31, 1995, accurately reflects the subject matter contained therein and does not omit any material item which, if omitted, would cause said report to be materially misleading.

     (g) Funding. On or prior to Closing the Buyer will have made adequate provisions to obtain the cash necessary to timely and fully fund its obligations under the Seller's Note. The Buyer will deliver to Seller at Closing a written certificate to that effect describing in reasonable detail the nature of such adequate provisions.

      Section 23. Survival of Representations and Warranties. All of the representations and warranties of Seller, HACBV and Buyer contained herein shall survive the consummation of the Transaction for a period of twenty-four (24) months and shall then expire, except that all representations and warranties relating to environmental and tax matters shall survive the period of their respective periods of limitations. The party making each such representation and warranty shall not be liable for a breach thereof except for a breach with respect to which a written claim shall have been delivered to such party within the applicable survival period.

      Section 24. Risk of Loss. Risk of loss, damage or destruction to the Assets shall be upon the Seller until Closing and thereafter upon the Buyer. In the event there shall be any material damage, destruction or loss on or prior to the Closing Date to the Assets or the HAI Assets, then the Closing shall be postponed for five working days in order for the Buyer to assess the extent of the damages, loss or destruction. If such loss, damage or destruction either materially interferes or disrupts the ownership, operation and management of the Business or relates to a significant and/or material portion of the Assets or the HAI Assets, then the Buyer may elect either (i) to consummate the Transaction on the Closing Date and accept the Assets and the HAI Assets in their then condition, in which event, Seller shall assign to Buyer all of Seller's rights under any insurance or pay over to Buyer all proceeds of insurance covering any property damage, destruction or loss or (ii) terminate this Agreement. Any loss, damage or destruction of vehicles, equipment or inventory in an amount of $200,000 or less fully covered by insurance the proceeds of which are assigned to Buyer shall not be deemed to be a "material" loss, damage or destruction.

       Section 25. Seller's Taxes. All federal, state, provincial and local income taxes based upon the sales transaction contemplated hereby shall be a liability to be paid by the Seller and none of the Assets shall be reduced by the amount of any such taxes.

     Section 26.    Indemnification by Seller and HACBV.

       (a) Without in any way limiting the warranties, representations or agreements contained herein, or the rights or remedies available to the Buyer for the breach thereof, and subject to the provisions of sub-paragraphs (b), (c) and (d) below, Seller hereby agrees, with respect to the matters set forth in clauses (i) through (v), below, and HACBV agrees, with respect to the matters set forth in clauses (vi) and (vii), below, to indemnify and hold the Buyer, and its successors and assigns, free and harmless from and against, and to fully reimburse and compensate the Buyer for, as the case may be, any and all loss, liability, damage or expense (including reasonable attorneys' fees) arising from (i) the breach of any representations, warranties, agreements and covenants made herein (or under the provisions of any documents or instruments referred to herein, attached hereto or delivered to the Buyer at Closing) by Seller or HAI to Buyer, (ii) the operation of the Business prior to Closing (except to the extent that any such liability is an Assumed Liability), (iii) claims by employees of the Seller for severance or otherwise, whether arising before or after the Closing, (iv) any matter disclosed on Exhibit 20(j) to the
Seller's Letter, (v) any liability of Seller which is not an Assumed Liability, (vi) the breach of any representations, warranties, agreements and covenants made herein (or under the provisions of any documents or instruments referred to herein, attached hereto or delivered to the Buyer at Closing) by HACBV to Buyer and (vii) any competing claim by any subsidiary or affiliate of HACBV to any right, title or interest in or to any of the Assets or the HAI Assets. This Section will apply to claims of indemnification made against Seller and/or HACBV by Buyer based upon claims made against Buyer or HAI by third parties. This Section will also apply to claims made by Buyer directly against Seller and/or HACBV not involving any third party claim against Buyer or HAI.

     (b) Notwithstanding the provisions of Paragraph (a) of this Section, the Seller and/or HACBV shall not be liable for, and the Purchase Price shall not be adjusted for, any claims for indemnification by the Buyer to the extent such claims shall not exceed $150,000 in the aggregate. The limit of Seller's liability for claims that may be made against Seller on account of any breaches of warranties, representations, covenants and agreements relating to HAI shall not exceed the dollar amount of the Purchase Price allocated to the HAI Shares as provided in
Section 10.

      (c) If the Buyer shall make a claim for indemnification hereunder at any time while any portion of the Purchase Price shall remain unpaid, the Buyer shall not under any circumstances have the right to not make timely payment directly to the Seller of any unpaid portion of the Purchase Price (determined without regard to such claim) on account of such claim except for the reasons set forth in Section 8(d). If the Buyer shall, on the basis of a claim for indemnification, fail to make timely payment of any portion of the Purchase Price (determined without regard to such claim) directly to the Seller except for the reasons set forth in Section 8(d), then the Buyer agrees that neither the Seller nor HACBV shall be liable for, nor shall the Purchase Price be adjusted for, such claim for indemnification.

      (d) Notwithstanding the last sentence of paragraph (c) of this Section, if the claim for indemnification made by the Buyer shall be based upon an identifiable and certain and non-speculative economic loss actually sustained by the Buyer, and not otherwise recovered by the Buyer pursuant to Section 7(c) hereof, then the Buyer, as a condition precedent to the validity of its claim for indemnification, shall deliver the dollar amount of such claim (or the portion of the Purchase Price then remaining unpaid, if less) to the Escrow Agent at the same time as the payment shall have otherwise been due to the Seller and the provisions of Section 9 shall apply. On the other hand if the claim for indemnification made by the Buyer shall not be based upon an identifiable and certain and non-speculative economic loss actually sustained by the Buyer, then the Buyer shall still nonetheless make timely payment to the Seller of the remaining portions of the Purchase Price when due, but without loss of its claim for indemnification.

     Section 27. Indemnification by Buyer. Without in any way limiting the warranties, representations or agreements contained herein, or the rights or remedies available to the Seller for the breach thereof, Buyer hereby agrees to indemnify and hold the Seller and HACBV, and their respective successors and assigns, free and harmless from and against, and to fully reimburse and compensate the Seller and HACBV, and their respective successors and assigns, for any and all loss, liability, damage or expense (including reasonable attorneys' fees) arising from (i) the breach of any representations, warranties, agreements and covenants made herein (or under the provisions of any documents or instruments referred to herein, attached hereto or delivered to the Seller and/or HACBV at Closing) by Buyer to Seller and/or HACBV and (ii) the operations of the Business after Closing. This Section will apply to claims of indemnification made against Buyer by Seller and/or HACBV based upon claims made against Seller and/or HACBV by third parties. This Section will also apply to claims made by Seller and/or HACBV directly against Buyer not involving any third party claim against Seller and/or HACBV. Buyer shall not be liable for any claims for indemnification by Seller and HACBV to the extent such claims shall not exceed $150,000 in the aggregate; provided that the forgoing clause shall not apply to the Buyer's obligation to pay the full Purchase Price and to perform, and timely perform, all of the Assumed Liabilities.

      Section 28. Third Party Claims. (a) In the event of third party claims giving rise to a claim for indemnification under this Agreement, then the party seeking indemnification ("Indemnified Party") shall notify the other party ("Indemnifying Party") in writing as soon as practicable but in no event later than fifteen (15) days after receipt of such claims. The Indemnified Party's failure to give 15 days' notice shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Party's ability to defend such a claim. The Indemnifying Party shall promptly defend such claim by counsel acceptable to the Indemnified Party and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim including the settlement of the matter (with the Indemnifying Party being responsible for all costs and expenses of such cooperation and settlement). If the Indemnifying Party within thirty (30) days after notice of a claim fails to assume the defense of the Indemnified Party, the Indemnified Party shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party. Upon the assumption of the defense of such claim, the Indemnifying Party may settle or compromise such claim with the consent of the Indemnified Party, such consent not to be unreasonably withheld. Anything in this Section to the contrary notwithstanding: (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such claim against it, and to withhold consent to any compromise or settlement proposed by the Indemnifying Party; (ii) if the facts giving rise to indemnification hereunder shall involve a possible claim by the Indemnified Party against a third party, the Indemnified Party shall have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim and to withhold consent to any compromise or settlement proposed by the Indemnifying Party; and (iii) the Indemnifying Party will not, without the Indemnified Party's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect to such claim.

     (b) If a Liquidated Third Party Claim shall occur, then the parties shall proceed in accordance with the provisions of
Section 28(a). If the Seller shall defend such claim in accordance with Section 28(a) and if prior to the resolution of such Liquidated Third Party Claim a payment shall become due under the Seller's Note, then the Buyer shall pay the dollar amount of such Liquidated Third Party Claim (up to the unpaid amount of the Seller's Note) to the Escrow Agent to be held by such Escrow Agent as described in further detail in Section 9 hereof; and Seller agrees that said delivery to the Escrow Agent of the dollar amount of such Liquidated Third Party Claim (up to the unpaid amount of the Seller's Note) shall constitute payment of the Purchase Price under the Seller's Note, but only to the extent of the dollar amount so paid to the Escrow Agent. The Escrow Agent shall hold and deliver the dollar amount of such Liquidated Third Party Claim pursuant to the Escrow Agreement.

      (c) If a Liquidated Third Party Claim shall occur, but the Seller shall fail to defend such claim in accordance with Section 28(a), then the Buyer shall be permitted to undertake the defense, compromise or settlement of such Liquidated Third Party Claim at the expense of and for the account and risk of the Seller. Seller agrees that the expenses and costs incurred by the Buyer in undertaking the defense, compromise or settlement of such Liquidated Third Party Claim shall constitute payment of the Purchase Price under the Seller's Note, but only to the extent of the dollar amount of the expenses and costs so incurred by the Buyer and the amount, if any, actually paid by Buyer to such third party.

      Section 29. Expenses of Transaction. The parties shall be obligated for their own respective costs and expenses related to this Agreement and the transactions hereunder, and no party shall be obligated for such costs and expenses of any other party. For the avoidance of doubt, the costs and expenses of Seller and HAI shall not be Assumed Liabilities, and shall not be included on the Closing Date Balance Sheet.

      Section 30. Brokers. Seller warrants to Buyer that it knows of no broker claiming by, through or under Seller and Seller will indemnify Buyer against all claims and demands made by any such broker claiming by, through or under Seller. Buyer warrants to Seller that it knows of no broker claiming by, through or under Buyer and Buyer will indemnify Seller against all claims and demands made by any such broker claiming by, through or under Buyer. For purposes of this Agreement the term "broker" shall mean any person or entity other than the Seller entitled to collect any fee or commission as a result of the closing of the purchase and sale described herein.

      Section 31. Access to Books and Records. Buyer agrees that for a period of five (5) years after Closing, the Buyer shall permit the Seller reasonable access during regular business hours to the books and records of the Buyer, but only as same shall pertain to the operations of the Business occurring prior to Closing. If the Buyer shall desire to destroy any of such records, the Buyer shall notify the Seller at least 30 days in advance and give Seller the opportunity to retrieve such records as same relate to any open matters.

      Section 32. Investigation by Buyer. Buyer has commenced its due diligence investigation into the assets, liabilities, operations, books, records, contracts and all other aspects of Seller and HAI and the Business, and will conduct such further investigation prior to Closing as Buyer may deem necessary, advisable or appropriate. Buyer represents and warrants to Seller that, to the actual knowledge of Raymond D. Stapleton or James C. Gale, neither of them is currently aware, as of the date of this Agreement, of any material breach of the warranties and representations of Seller and HACBV made in this Agreement.

      Section 33. Publicity. Seller and Buyer shall consult with each other in good faith with regard to all press releases and other publicity issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency, neither Buyer nor Seller shall issue any such press release or other publicity concerning these matters without the prior written consent of the other party.

      Section 34. Annexes. All Annexes attached hereto are an integral part of this Agreement and are hereby incorporated in this Agreement as though set out in full verbatim herein. Any reference to this Agreement shall be deemed a reference to the entire Agreement including all Annexes attached hereto. In entering into this Agreement, the Buyer has relied upon the Seller's Letter and the Exhibits thereto.

      Section 35. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the day of actual delivery in person or (ii) on the third day following deposit of same in the United States Mails (certified and return receipt requested) but in either such event addressed, as follows: (a) If to Seller or HACBV, then in care of Robert Q. Stanton, Esq., Payne & Vendig, P.C., 3700 Renaissance Tower, 1201 Elm Street, Dallas, TX 75270; and if to Buyer, then to: Genicom Corporation, 14800 Conference Center Drive, Suite 400, Chantilly, Virginia 22021,
Attention: Paul T. Winn, President, with a copy to Robert S. Smith, Esq., McGuire, Woods, Battle & Boothe, L.L.P, 1627 Eye Street, N.W., Suite 1000, Washington, D.C. 20006. Any of the above addresses may be changed by written notice delivered to the other parties in the same manner as described in this Section.

      Section 36. Attorney's Fees. If any party to this transaction shall ever be required to bring a law suit or institute other legal action short of bringing a law suit against any other party hereto based upon this Agreement or the transactions contemplated hereby, then the prevailing party shall be entitled to recover reasonable attorney's fees incurred with respect to such legal action or law suit from the non-prevailing party.

      Section 37. Deposits. All deposits under contracts, agreements and leases assigned to Buyer pursuant hereto shall pass with such contracts, agreements and leases, and Seller shall not be entitled to any further consideration as a result thereof.

      Section 38. Multiple Originals. This Agreement shall be executed in multiple originals each of which shall be deemed an original of this Agreement.

      Section 39. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     Section 40. Merger Clause. This Agreement represents the entire agreement of the parties hereto and supersedes all prior agreements, understandings, letters of intent and negotiations concerning the subject matter hereof.

      Section  41.     Applicable Law and Venue.  THIS  AGREEMENT
SHALL  BE  CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE  OF
TEXAS  AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE PERFORMABLE
IN DALLAS COUNTY, TEXAS.

      Section 42. Construction. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the terms and provisions of this Agreement. As used in this Agreement, the singular shall include the plural and vice versa, and the masculine, feminine and neuter gender shall each be deemed to include the others.

      IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first above written.


                              SELLER:

                                                           HARRIS
                              ADACOM NETWORK SERVICES, INC.


                              By:  ____________________________
                                   James J. Byrne
                              Its: Authorized Director

                              and

                              By:  ____________________________
                                   Lee P. Chu
                              Its: President


                                                           HARRIS
                              ADACOM CORPORATION, B.V.

                              By:  ____________________________
                                   Rutger J. Schimmelpenninck
                              Its: Curator

                              and

                              By:  ____________________________
                                   Wouter J.P. Jongepier
                              Its: Curator


                              BUYER:

                              GENICOM CORPORATION

                              By:  ____________________________
                                   Raymond D. Stapleton
                              Its: Senior Vice President